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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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United States Steel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United States Steel Corporation

Notice of Annual Meeting
of Stockholders and Proxy Statement

2008

Tuesday, April 29, 2008
10:00 a.m. Eastern Time

33rd Floor
U. S. Steel Tower
600 Grant Street
Pittsburgh, PA 15219

Please vote promptly either by:

--> telephone,

--> the Internet, or

--> marking, signing and returning your proxy or voting instruction card.

United States Steel Corporation 600 Grant Street Pittsburgh, PA 15219-2800	John P. Surma Chairman of the Board of Directors and Chief Executive Officer

March 14, 2008

Dear Fellow U. S. Steel Stockholder,

We will hold the annual meeting of stockholders of United States Steel Corporation on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219, on Tuesday, April 29, 2008, at 10:00 a.m. Eastern Time.

We will elect directors and an independent registered public accounting firm at the meeting. The Board of Directors has nominated four Class I directors for election this year. You can read about them, and about the other directors who will continue in office, on pages 17-22 of our proxy statement.

We hope you will vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Sincerely,

Table of Contents

Notice of Annual Meeting of Stockholders	4
Proxy Statement	5
Questions and Answers	5
The Board of Directors and its Committees	8
Compensation of Directors	13
Communications from Security Holders and Interested Parties	15
Policy With Respect to Related Person Transactions	15
Proposals of the Board	16
Proposal No. 1
Election of Directors	16
Nominees for Director	17
Continuing Directors	19
Proposal No. 2
Election of Independent Registered Public Accounting Firm	23
Information Regarding the Independence of the Independent Registered Public Accounting Firm	23
Audit Committee Report	24
Security Ownership of Certain Beneficial Owners	25
Security Ownership of Directors and Executive Officers	26
Compensation & Organization Committee Report	27
Executive Compensation	28
Compensation Discussion and Analysis	28
Executive Compensation Objectives and Summary Analysis of Committee Decisions	28
Setting Executive Compensation	28
Elements of Executive Compensation	32
Accounting and Tax Matters	40
Summary Compensation Table	41
Grants of Plan-Based Awards	47
Outstanding Equity Awards at Fiscal Year End	51
Option Exercises and Stock Vested	52
Pension Benefits	52
Nonqualified Deferred Compensation	56
Potential Payments Upon Termination or Change in Control	56
Termination Scenarios	56
Potential Payments Upon Termination Tables	59
Discussion of Compensation Elements	62
Section 16(a) Beneficial Ownership Reporting Compliance	68
Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders	68
Solicitation Statement	68
Website	68

Notice of Annual Meeting of Stockholders
on April 29, 2008

We will hold our 2008 annual meeting of stockholders on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219 on Tuesday, April 29, 2008, at 10:00 a.m. Eastern Time, in order to:

•
elect four Class I directors,

•
elect an independent registered public accounting firm for 2008, and

•
transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of United States Steel Corporation common stock at the close of business on February 29, 2008. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

By order of the Board of Directors,

Craig D. Mallick
Secretary

Dated: March 14, 2008

United States Steel Corporation
600 Grant Street
Pittsburgh, PA 15219-2800

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to Be Held on April 29, 2008

The proxy statement and the annual report of the Company are available at
http://www.uss.com/corp/proxy.

Proxy Statement

We have sent you this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are John P. Surma and Seth E. Schofield. They will vote your shares as you instruct. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We will hold the meeting on April 29, 2008 on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania. If you need directions to the annual meeting, you may write to U. S. Steel Shareholder Services, 15th Floor, 600 Grant Street, Pittsburgh, PA 15219-2800.

We began the mailing of the proxy statement, the proxy card and the 2007 annual report on or about March 14, 2008.

Questions and Answers

☐
Who may vote?

You may vote if you were a holder of United States Steel Corporation ("U. S. Steel" or the "Corporation") common stock at the close of business on February 29, 2008.

☐
What may I vote on?

You may vote on:

•
the election of four nominees to serve as Class I directors, and

•
the election of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008.

☐
How does the Board recommend I vote?

The Board recommends that you vote:

•
FOR each of the nominees for director, and

•
FOR the election of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008.

☐
How do I vote?

You may vote by telephone or over the Internet by following the instructions on the enclosed proxy card (or, if you own your shares through a broker or other intermediary, on the enclosed voting instruction card). You may also vote by marking, signing and dating the enclosed proxy card or voting instruction card and returning it in the prepaid envelope. The proxy committee will vote your shares in accordance with your directions. If you sign, date and return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares FOR each proposal. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on our books), you may also vote in person by attending the meeting. If you are not a stockholder of record (for example, you hold your shares in "street name"), you will need to obtain a legal proxy from your broker, bank or other holder of record in order to vote in person at the meeting.

☐
May I change my vote?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•
voting again by telephone or over the Internet,

•
sending us a proxy card dated later than your last vote,

•
notifying the Secretary of U. S. Steel in writing, or

•
voting at the meeting.

If you hold your shares in "street name", please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your voting instructions.

☐
How many outstanding shares are there?

At the close of business on February 29, 2008, which is the record date for the meeting, there were 117,784,100 shares of U. S. Steel common stock outstanding. Each share is entitled to one vote.

☐
How big a vote do the proposals need in order to be adopted?

Directors are elected by a plurality of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote; that is, those receiving the most votes are elected, even if they receive less than a majority of the votes present. The independent registered public accounting firm is elected by a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

☐
What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the election of independent registered public accounting firms are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers' shares on non-routine matters such as employee stock compensation plans, mergers and contested proposals unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes.

☐
What constitutes a quorum?

Under our by-laws, a quorum is one-third of the voting power of the outstanding shares of stock entitled to vote.

☐
Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The vote tabulator, inspector of election and the Corporation's transfer agent are each required to execute confidentiality agreements.

☐
How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary on or after December 24, 2007, and no later than January 23, 2008, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

☐
When must shareholder proposals be submitted for inclusion in the proxy statement for the 2009 annual meeting?

If a shareholder wants to present a proposal at the 2009 annual meeting and include the proposal in our proxy statement for that meeting, the proposal must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on November 14, 2008.

☐
What is the deadline for a shareholder to submit an item of business or other proposal for consideration at the 2009 annual meeting?

Our by-laws describe the procedures that must be followed in order for a stockholder of record to present an item of business at an annual meeting of stockholders. Shareholder proposals or other items of business for the 2009 annual meeting that are not intended to be included in the proxy statement must be received from stockholders of record on or after December 29, 2008 and no later than January 28, 2009 and must be accompanied by certain information about the stockholders making the proposals, in accordance with our by-laws.

☐
What is the deadline to nominate an individual for election as a director at the 2009 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2009 annual meeting, notice must be received by the Secretary on or after December 29, 2008 and no later than January 28, 2009. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, U. S. Steel's state of incorporation, the business and affairs of U. S. Steel are managed under the direction of the Board of Directors. The Board met eleven times in 2007. The non-employee directors hold regularly scheduled executive sessions without management. The chair for these sessions is our presiding director, unless the subject matter of a particular session makes it more appropriate for a committee chairperson to serve as chair. The presiding director is elected annually by the independent directors at the Board's organizational meeting following the annual meeting of stockholders. The presiding director, who must be an independent director, also acts as a liaison between the Board and executive management. Seth E. Schofield is currently serving as the presiding director. The directors spend considerable time preparing for Board and committee meetings, and they attend as many meetings as possible. The directors' attendance at meetings of the Board and its committees averaged 94 percent in 2007. The directors are expected to attend the annual meeting of stockholders. All directors who were on the Board at the time attended the 2007 stockholders meeting.

Independence

The following non-employee directors are independent within the definitions of independence of both the New York Stock Exchange listing standards and the Securities and Exchange Commission (the "SEC") standards for audit committee members: J. Gary Cooper, Robert J. Darnall, John G. Drosdick, Richard A. Gephardt, Charles R. Lee, Jeffrey M. Lipton, Frank J. Lucchino, Glenda G. McNeal, Seth E. Schofield and Patricia A. Tracey. The new nominee for director, Graham B. Spanier, is also independent under these standards. In addition, the Board has affirmatively determined that none of these directors or nominees for director has a material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). The Board made such determination based on all relevant facts and circumstances, including the categorical standards for independence adopted by the Board. Under those standards, no director is independent if:

a.
within the previous three years:

1.
he or she has been an employee, or an immediate family member (as defined below) has been an executive officer, of the Corporation;

2.
he or she, or an immediate family member, has received more than $100,000 in any twelve-month period in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or

3.
he or she has been employed, or an immediate family member has been employed, as an executive officer of another company where any of the Corporation's present executives serve on that company's compensation committee;

b.
he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2 percent of such other company's gross revenues; or

c.
(1) he or she or an immediate family member is a current partner of a firm that is the Corporation's internal auditor or independent registered public accounting firm; (2) he or she is a current employee of such a firm; (3) he or she has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (4) he or she or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation's audit within that time.

"Immediate family member" includes a person's spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home. It does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

In making its determination of director independence, the Board of Directors considered a potential transaction between U. S. Steel and an affiliate of SunCoke Energy, Inc. ("SunCoke") pursuant to which U. S. Steel would purchase coke for our Granite City Works. The coke would be produced at a facility to be constructed by the affiliate of SunCoke adjacent to the Granite City Works. The permits necessary for the facility have not yet been issued. SunCoke is a subsidiary of Sunoco, Inc. Mr. Drosdick is the Chairman, Chief Executive and President of Sunoco, Inc. The Board determined that Mr. Drosdick would not have a direct or indirect material interest in this transaction. In addition, the amount of annual payments to be made by U. S. Steel in connection with this transaction are expected to be significantly less than 2% of Sunoco, Inc.'s gross annual revenues. As a result, the Board concluded that the transaction would not affect Mr. Drosdick's independence.

Director Retirement Policy

Our by-laws require non-employee directors to retire at the end of the month in which they turn 72, even if their terms have not expired. Employee directors must retire from the Board when they retire as employees, except that the Chief Executive Officer ("CEO") may remain on the Board, at the Board's request, through the month in which he or she turns 70. Our by-laws also provide that directors who undergo a significant change in their business or professional careers should volunteer to resign from the Board.

Board Committees

The Board has three principal committees, each of which is comprised exclusively of independent directors: the Audit Committee, the Compensation & Organization Committee and the Corporate Governance & Public Policy Committee. Each such committee has a written charter adopted by the Board, which is available on the Corporation's website (www.ussteel.com) under "Investors" then "Corporate Governance." Each committee may hire outside advisors, including counsel, at the Corporation's expense. The Board also has an Executive Committee made up of Messrs. Surma and Schofield, the role of which is to act on, and report to the Board on, significant matters that may arise between Board meetings. The table below shows the current committee memberships of each independent director and the number of meetings that each principal committee of the Board held in 2007.

Director	Audit Committee	Compensation & Organization Committee	Corporate Governance & Public Policy Committee

J. Gary Cooper			X
Robert J. Darnall		X *
John G. Drosdick	X	X

Richard A. Gephardt	X		X
Charles R. Lee	X	X
Jeffrey M. Lipton	X *

Frank J. Lucchino			X *
Glenda G. McNeal	X		X
Seth E. Schofield		X
Patricia A. Tracey		X	X

Number of Meetings in 2007	6	6	7

   * Chairman

Audit Committee

Pursuant to its Charter, the Audit Committee's duties and responsibilities include:

•
reviewing and discussing with management and the independent registered public accounting firm matters related to the annual audited financial statements, quarterly financial statements, earnings press releases and the accounting principles and policies applied;

•
reviewing and discussing with management and the independent registered public accounting firm matters related to the Corporation's internal controls over financial reporting;

•
reviewing the responsibilities, budget, staffing and performance of the Corporation's internal audit function;

•
reviewing issues that arise with respect to the Corporation's compliance with legal or regulatory requirements and corporate policies dealing with business conduct;

•
being directly responsible for the appointment (subject to shareholder election), compensation, retention, and oversight of the work of the Corporation's independent registered public accounting firm (including resolution of disagreements between management and such firm regarding financial reporting), while possessing the sole authority to approve all audit engagement fees and terms as well as all non-audit engagements with such firm; and

•
discussing policies with respect to risk assessment and risk management.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter requires that the Committee be comprised of at least three directors, each of whom is independent and financially literate, and at least one of whom must have accounting or related financial management expertise. The charter also requires that no director who serves on the audit committees of more than two other public companies may serve on the Committee unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Committee. The Committee has a number of members who meet the SEC's definition of audit committee financial expert. The Board has decided to name two of them, Jeffrey M. Lipton, the Committee's chairman, and Charles R. Lee, as audit committee financial experts within the SEC's definition. Mr. Lipton and Mr. Lee are independent as that term is defined by the New York Stock Exchange and the SEC.

Compensation
& Organization
Committee

Pursuant to its Charter, the Compensation and Organization Committee's duties and responsibilities include:

•
determining and approving the CEO's compensation level based on the evaluation of the CEO's performance;

•
approving the salaries of the other executives of the Corporation;

•
with the Board, annually reviewing the Corporation's executive management succession plans and the policies regarding succession in the event of an emergency or the retirement of the CEO;

•
administering the plans and programs under which short-term and long-term incentives are awarded to executives and approving such awards;

•
reviewing with management and recommending to the Board the Compensation Discussion & Analysis and producing the Committee report for inclusion in the proxy statement;

•
adopting and amending employee benefit plans and designating participants therein; and

•
approving the retention and termination of any independent consulting firm to assist in the evaluation of CEO or executive compensation, and approving the consulting firm's fees and other retention terms, and evaluating the consulting firm's performance and independence.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter requires that the Committee be comprised of at least three directors, each of whom is independent.

The Committee's processes for determining the amounts of compensation to pay its executives are provided below. Additional detail on the Committee's processes can be found in the "Compensation Discussion & Analysis" section.

•
The Committee meets at least three times a year (six times in 2007). Committee agendas are established in consultation among management, the Committee chair and the Committee's independent consultant. The Committee typically meets in executive session for at least a portion of each regular meeting. Generally, the CEO and the Vice President—Human Resources attend Committee meetings but are not present for the executive sessions.

•
The Committee has retained Towers Perrin as its independent consultant to assist the Committee in evaluating executive compensation programs and in setting executive officers' compensation. The use of an independent consultant provides additional assurance that the Corporation's executive compensation programs are reasonable and consistent with the Corporation's objectives. The consultant reports directly to the Committee and does not perform services for management without the express approval of the Committee. The consultant regularly participates in Committee meetings, including executive sessions, and advises the Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards.

•
With respect to the CEO's compensation, the Committee makes its determinations based upon its evaluation of the CEO's performance and with input from its consultant. Each year, the Committee reviews the CEO's goals and objectives, and the evaluation of the CEO's performance with respect to the prior year's approved CEO goals and objectives, with the Board of Directors. The CEO does not participate in the presentations to, or discussions with, the Committee in connection with the setting of his compensation.

•
With the oversight of the CEO and the Vice President—Human Resources, the Corporation's compensation group formulates recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for other executive officers. The CEO gives the Committee a performance assessment and compensation recommendation for each of the other executives. These recommendations are then considered by the Committee with the assistance of its compensation consultant.

Corporate Governance
& Public Policy Committee

The Corporate Governance & Public Policy Committee serves as the Corporation's nominating committee. Pursuant to its Charter, the duties and responsibilities of this Committee include:

•
identifying and evaluating nominees for director and selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders;

•
making recommendations to the Board concerning the appropriate size and composition of the Board and its committees;

•
making recommendations to the Board concerning the compensation of non-employee directors;

•
recommending to the Board a set of corporate governance principles applicable to the Corporation, reviewing such principles at the Committee's first meeting of each calendar year and recommending appropriate changes to the Board;

•
reviewing relationships with, and communications to and from, the investment community, including the Corporation's stockholders;

•
reviewing matters relating to legislative, regulatory and public issues affecting the Corporation's businesses and operations;

•
reviewing and approving codes of conduct applicable to employees of the Corporation and its principal operating units; and

•
assessing and making recommendations concerning overall corporate governance to the extent specific matters are not the assigned responsibility of other board committees.

The Committee establishes criteria for selecting new directors, which include (a) their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Corporation's Corporate Governance Principles, (b) their business or professional experience, (c) their integrity and judgment, (d) their records of public service, (e) their ability to devote sufficient time to the affairs of the Corporation, (f) the diversity of backgrounds and experience they will bring to the Board, and (g) the needs of the Corporation from time to time. The Committee's charter provides that all directors should be individuals of substantial accomplishment with demonstrated leadership capabilities and that they should represent all shareholders and not any special interest group or constituency. The Committee will evaluate candidates for the Board of Directors recommended by stockholders using the same criteria that are described above. Stockholders wishing to recommend a candidate may submit a recommendation to the Secretary of the Corporation. That submission should include (i) the candidate's name, address, occupation and share ownership; (ii) any other biographical information that will enable the Committee to evaluate the candidate in light of the foregoing criteria; and (iii) information concerning any relationship between the candidate and the shareholder making the recommendation.

The Corporation has an agreement with the United Steelworkers (the "USW") that permits the USW to suggest two individuals for consideration for Board membership. The agreement recognizes that every director has a fiduciary duty to the Corporation and all of its stockholders, and that each individual recommended by the USW must meet the criteria described above. Messrs. Lucchino and Gephardt were recommended in this manner.

The Committee's charter gives the Committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter also requires that all Committee members be independent directors.

Compensation of Directors

Our by-laws provide that each non-employee director shall be paid allowances and attendance fees as the Board may from time to time determine. Directors who are employees of U. S. Steel receive no compensation for their service on the Board.

The objective of U. S. Steel's director compensation programs is to enable the Corporation to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. In order to align the interests of directors with the interests of the shareholders, our non-employee directors also participate in the Deferred Compensation Program for Non-Employee Directors and the Non-Employee Director Stock Program, each of which is described below.

Our current compensation program for non-employee directors became effective on January 1, 2008. Under this program, non-employee directors are paid an annual retainer of $180,000, and the Presiding Director and Committee Chairs receive an additional annual fee of $5,000. No meeting fees or committee membership fees are paid.

Prior to January 1, 2008, the following non-employee director compensation program was in effect, and the amounts shown in the Director Compensation table reflect these fees:

Annual Retainer	$100,000
Presiding Director Retainer	$1,000
Committee Membership Fees:
Audit	$10,000 ($11,000 for chairman)
Compensation & Organization	$5,000 ($6,000 for chairman)*
Corporate Governance & Public Policy	$5,000 ($6,000 for chairman)*
Meeting Fee (for each Board or committee meeting)	$2,000
* Increased to $10,000 ($11,000 for chairman) effective as of July 1, 2007.

Under our Deferred Compensation Program for Non-Employee Directors, during 2007, each non-employee director was required to defer at least 70 percent of his or her retainer in the form of Common Stock Units and could elect to defer up to 100 percent. Effective as of January 1, 2008, the minimum deferral amount was changed from 70 percent to 50 percent to take into account the increase in the amount of the annual retainer. A Common Stock Unit is what is sometimes referred to as "phantom stock" because initially no stock is actually issued. Instead, we keep a book entry account for each director that shows how many Common Stock Units he or she has. When a director leaves the Board, he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. We credit each non-employee director's deferred stock account with Common Stock Units every January. The ongoing value of each Common Stock Unit equals the market price of the common stock. When dividends are paid on the common stock, we credit each account with equivalent amounts in additional Common Stock Units. If U. S. Steel were to undergo a change in control resulting in the removal of a non-employee director from the Board, that director would receive a cash payment equal to the value of his or her deferred stock account.

Under our Non-Employee Director Stock Program, upon joining our Board, each non-employee director is eligible to receive a grant of up to 1,000 shares of common stock. In order to qualify, each director must first have purchased an equivalent number of shares in the open market during the 60 days following the first date of his or her service on the Board.

The following table sets forth certain information concerning the compensation of directors for 2007:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (3)(4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

J. Gary Cooper	77,500	80,000	0	0	Not Applicable	0	157,500
Robert J. Darnall	83,500	70,000	0	0	Not Applicable	0	153,500
John G. Drosdick	104,000	70,000	0	0	Not Applicable	0	174,000
Richard A. Gephardt	82,500	75,000	0	0	Not Applicable	0	157,500
Charles R. Lee	92,000	70,000	0	0	Not Applicable	0	162,000
Jeffrey M. Lipton	55,000	100,000	0	0	Not Applicable	0	155,000
Frank J. Lucchino	97,500	70,000	0	0	Not Applicable	0	167,500
Glenda G. McNeal (1)	60,250	162,960	0	0	Not Applicable	0	223,210
Seth E. Schofield	85,500	70,000	0	0	Not Applicable	0	155,500
Patricia A. Tracey (1)	61,000	146,807	0	0	Not Applicable	0	207,807
Douglas C. Yearley (2)	73,167	70,000	0	0	Not Applicable	0	143,167

(1)
Ms. McNeal and Vice Admiral Tracey were elected directors effective as of April 24, 2007.

(2)
Mr. Yearley ceased to be a director upon his death on October 7, 2007.

(3)
Stock award grant date values are computed in accordance with FAS 123(R), as described in the Corporation's financial statements for the year ended December 31, 2007 filed in the Annual Report on Form 10-K. All of the 2007 stock awards represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors, except in the case of (i) Ms. McNeal where $52,500 of the amount shown represents Common Stock Units under the Deferred Compensation Program for Non-Employee Directors and $110,460 represents actual shares awarded under the Non-Employee Director Stock Program; and (ii) Vice Admiral Tracey where $52,500 of the amount shown represents Common Stock Units under the Deferred Compensation Program for Non-Employee Directors and $94,307 represents actual shares awarded under the Non-Employee Director Stock Program. In addition to the amounts shown in this column, the Corporation incurred the following amount of additional compensation expense in 2007 with respect to a one-time award of Common Stock Units in 2005 that are convertible only into cash: $38,908 for each of Messrs. Cooper, Darnall, Drosdick, Lee, Lucchino and Schofield; $30,752 for Mr. Gephardt; and $26,330 for Mr. Yearley.

(4)
The aggregate stock awards outstanding at the end of 2007 for each director are as follows and represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors:

Number of Common Stock Units*
J. Gary Cooper	10,279
Robert J. Darnall	8,872
John G. Drosdick	8,393
Richard A. Gephardt	3,630
Charles R. Lee	17,488
Jeffrey M. Lipton	1,630
Frank J. Lucchino	7,121
Glenda G. McNeal	511
Seth E. Schofield	11,691
Patricia A. Tracey	511
Douglas C. Yearley	0
  *
  The amounts shown also include Common Stock Units that are convertible only into cash in the following amounts: 805 for each of Messrs. Cooper, Darnall, Drosdick, Lee, Lucchino and Schofield and 637 for Mr. Gephardt. Upon his death on October 7, 2007, all Common Stock Units in Mr. Yearley's account were converted into actual shares of the Corporation's common stock and were distributed to Mr. Yearley's estate.

Communications from Security Holders and Interested Parties

Security holders and interested parties may send communications through the Secretary of the Corporation to (1) the Board, (2) the Committee chairmen, (3) the presiding director, or (4) the outside directors as a group. The Secretary will collect, organize and forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include solicitations for products or services, employment matters, and matters not relevant to the shareholders, to the functioning of the Board, or to the affairs of the Corporation.

Policy With Respect To Related Person Transactions

The Board of Directors of the Corporation has adopted a written policy that requires certain transactions with related persons to be approved or ratified by its Corporate Governance & Public Policy Committee. For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Corporation's last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director of the Corporation, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Corporation's voting securities; and (iii) any immediate family member of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Corporation, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $120,000. The standards applied by the Corporate Governance & Public Policy Committee when reviewing transactions with related persons include (a) the benefits to the Corporation of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally; and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Corporation. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance & Public Policy Committee for individual approval. The transactions which are automatically pre-approved include (i) transactions involving compensation to directors and executive officers that is required to be reported in the Corporation's proxy statement; (ii) indebtedness for ordinary business travel and expense payments; (iii) transactions with another company at which a related person's only relationship is as an employee (other than an executive officer), a director or beneficial owner of less than 10% of any class of equity securities of that company, provided that the amount involved does not exceed the greater of $1,000,000 or 2% of that company's consolidated gross annual revenues; (iv) transactions where the interest of the related person arises solely from the ownership of a class of equity securities of the Corporation, and all holders of that class of equity securities receive the same benefit on a pro rata basis; (v) transactions where the rates or charges involved are determined by competitive bid; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; and (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Proposals of the Board

The Board will present the following proposals at the meeting:

Proposal No. 1

Election of Directors

U. S. Steel's Certificate of Incorporation divides the directors into three classes: Class I, Class II and Class III. Each class must consist, as nearly as possible, of one-third of the directors. Once elected, directors serve for a term of three years and until their successors are duly elected and qualified. At each annual meeting, directors who are elected to succeed directors whose terms have expired are identified as being of the same class as those they succeed. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which he or she is elected.

The current three Class I directors are nominees for election this year. In addition, the Board has recommended Dr. Graham B. Spanier for election as a Class I director to fill a vacancy in that class resulting from the death of Mr. Yearley. Dr. Spanier was recommended to the Board by the Chief Executive Officer. The Board is recommending all four nominees for a three-year term that will expire at the 2011 annual meeting. A brief statement about the background of each nominee and each continuing director is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

The Board recommends a vote FOR the election of each nominee.

Nominees for Class I Director
Terms Expire 2011

Richard A. Gephardt Director since 2005 Age 67
Retired United States Congressman

Congressman Gephardt received a Bachelor of Science degree from Northwestern University and a Juris Doctor degree from the University of Michigan Law School. After serving as a Democratic committeeman and alderman in his native St. Louis, he was elected to the United States House of Representatives in 1976, representing Missouri's Third District. He was re-elected 13 times. While in the House, Congressman Gephardt served on the Budget Committee and on the Ways and Means Committee. He was elected Chairman of the House Democratic Caucus in 1984; and he served as majority leader from 1989 to 1994. In 1994 he was elected House Democratic Leader, the top Democratic leadership position in the House. He served as minority leader from 1995 to 2003. After deciding not to seek re-election, Congressman Gephardt retired from the House on January 3, 2005. Congressman Gephardt serves as a consultant to The Goldman Sachs Group, Inc. and as senior counsel to the law firm of DLA Piper Rudnick. He is a director of Spirit Aerosystems Holdings, Inc., Centene Corporation, Embarq Corporation and Dana Holding Corporation. He also serves on the board of the St. Jude Children's Hospital.

Glenda G. McNeal Director since 2007 Age 47
 Senior Vice President and General Manager—Retail & Emerging Industries, Establishment Services Division
American Express Company (global payments, network, credit card and travel services)

Ms. McNeal received a Bachelor of Arts degree in Accounting from Dillard University and an MBA in Finance from the Wharton School of the University of Pennsylvania. Ms. McNeal began her career with Arthur Andersen, LLP in 1982, and was employed by Salomon Brothers, Inc. from 1987 to 1989. In 1989, Ms. McNeal joined American Express Company and since that time has served in a series of increasingly responsible positions for that company. She assumed her current position in 2005. Ms. McNeal also serves as a trustee of Dillard University.

Patricia A. Tracey Director since 2007 Age 57
 Vice President, Client Industry Executive
Electronic Data Systems Corporation (technology services)

Vice Admiral Tracey received a Bachelor of Arts degree in Mathematics from the College of New Rochelle and a Masters Degree in Operations Research from the Naval Postgraduate School. From 1970 to 2004, Vice Admiral Tracey served in a series of increasingly responsible positions with the United States Navy, including Chief of Naval Education and Training from 1996 to 1998; Deputy Assistant Secretary of Defense (Military Manpower and Personnel Policy) from 1998 to 2001; and Director, Navy Staff from 2001 to 2004. Vice Admiral Tracey served as a consultant to the United States Navy from 2004 to 2005 and to the Department of Defense from 2005 to 2006. In 2006, Vice Admiral Tracey served as a Senior Fellow at the Center for Naval Analysis prior to taking her present position of Vice President, Client Industry Executive at Electronic Data Systems Corporation.

Graham B. Spanier Age 59
 President
The Pennsylvania State University

Dr. Spanier received Bachelor of Science and Master of Science degrees from Iowa State University and a Ph.D. from Northwestern University, where he was a Woodrow Wilson Fellow. Dr. Spanier was appointed President of the Pennsylvania State University in 1995. Prior to that appointment, he served as Chancellor of the University of Nebraska-Lincoln, Provost and Vice President for Academic Affairs at Oregon State University and Vice Provost for Undergraduate Studies at the State University of New York-Stony Brook. Dr. Spanier is a director of Citizens Financial Group, Inc. He also serves as Chair of the Association of American Universities, Chair of the National Security Higher Education Advisory Board, a member of the National Counterintelligence Working Group and a member of the Board of Advisors of the Naval Postgraduate School.

Continuing Class II Directors
Terms Expire 2009

J. Gary Cooper Director since 2001 Age 71
Director, Commonwealth National Bank
(commercial bank)

Ambassador Cooper graduated from the University of Notre Dame with a BS degree in finance and attended Harvard University's Senior Managers in Government program. He was awarded an honorary doctor of law degree from Troy University. A retired Major General in the U.S. Marine Corps, Ambassador Cooper was twice elected to the Alabama legislature, was commissioner of the Alabama Department of Human Resources and was appointed Assistant Secretary of the Air Force during the George H. W. Bush administration. He was the United States Ambassador to Jamaica from 1994 to 1997. Ambassador Cooper previously served as a director of PNC Financial Services Group and Protective Life Corporation.

Frank J. Lucchino Director since 2003 Age 68
 Judge, Orphans' Court Division, Court of Common Pleas, Allegheny County, Pennsylvania

Judge Lucchino earned a Bachelor's degree in engineering in 1961, and a law degree in 1964, from the University of Pittsburgh. He is an alumnus of Harvard Business School's Executive Education program on corporate governance. He served on the boards of National Steel Corporation and Allegheny Teledyne Incorporated. Judge Lucchino currently serves as a judge in the Orphans' Court Division of the Court of Common Pleas in Allegheny County, Pennsylvania. Prior to being elected to the Court, he was a senior partner at the law firm of Grogan, Graffam, McGinley and Lucchino in Pittsburgh, Pennsylvania. He also served five four-year terms as Allegheny County Controller, an elected position. In 1993, Judge Lucchino was named to the United States National Commission on Libraries and Information Science (NCLIS) by President Clinton and was confirmed by the Senate. He served on the Commission until July 1999.

Seth E. Schofield Director since 2001 Age 68
 Retired Chairman and Chief Executive Officer, USAir Group

Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President-Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. He retired in January 1996. Mr. Schofield is a director of Marathon Oil Corporation and Calgon Carbon Corporation.

John P. Surma Director since 2001 Age 53
 Chairman of the Board of Directors and Chief Executive Officer
United States Steel Corporation

Mr. Surma received a BS degree in accounting from the Pennsylvania State University in 1976 and joined Price Waterhouse LLP at that time. He joined Marathon Oil Company in 1997 as Senior Vice President, Finance and Accounting. He was named Senior Vice President, Finance & Administration in January 1998; President of Speedway SuperAmerica LLC in September 1998, and Senior Vice President, Supply & Transportation in January 2000. Effective January 1, 2001 he became President of Marathon Ashland Petroleum LLC, and in September 2001, Mr. Surma was elected Assistant to the Chairman of USX Corporation. He became Vice Chairman and Chief Financial Officer of U. S. Steel effective December 31, 2001, President and Chief Operating Officer effective March 1, 2003, President and Chief Executive Officer effective October 1, 2004, and Chairman of the Board of Directors effective February 1, 2006. Mr. Surma is a director of Calgon Carbon Corporation and The Bank of New York Mellon Corporation. He is also a director of the American Iron and Steel Institute, Vice Chairman of the International Iron and Steel Institute, a member of the Board of Directors of the National Association of Manufacturers, a member of The Business Council, a member of the Board of Directors and of the Executive Committee of the Allegheny Conference on Community Development, a member of the Board of Trustees of the Pennsylvania State University, a member of the Board of Visitors of the Smeal College of Business at the Pennsylvania State University, a member of the Board of Visitors of the Katz School of Business of the University of Pittsburgh, and a member of the American Institute of Certified Public Accountants.

Continuing Class III Directors
Terms Expire 2010

Robert J. Darnall Director since 2001 Age 69
Retired Chairman and Chief Executive Officer, Inland Steel Industries

Mr. Darnall graduated from DePauw University with a BA degree in mathematics, from Columbia University with a BS degree in civil engineering and from the University of Chicago with an MBA. He began his career with Inland Steel Industries in 1962. He was elected Executive Vice President in 1982 and at that time joined Inland's Board of Directors. In 1986 Mr. Darnall became President and Chief Operating Officer. In 1992, he became Chairman, President and Chief Executive Officer. He retired as Chairman and Chief Executive Officer in 1998 and immediately joined Ispat International N.V., which acquired Inland Steel Company in 1998, as head of their North American operations. Mr. Darnall left Ispat in 2000 and soon thereafter became Chairman and Interim CEO of Prime Advantage Corporation, a procurement services startup. He left Prime Advantage in January 2002. Mr. Darnall is a director of Cummins, Inc., HSBC North American Holdings Inc., Pactiv Corporation and Sunoco, Inc. He is also former Chairman of the American Iron and Steel Institute.

John G. Drosdick Director since 2003 Age 64
Chairman, Chief Executive Officer and President, Sunoco, Inc.
(petroleum and petrochemical products)

Mr. Drosdick graduated from Villanova University with a BS degree in chemical engineering and received a Master's in chemical engineering from the University of Massachusetts. Mr. Drosdick began his career with Exxon Corporation in 1968 and held a wide variety of management positions. He was named President of Tosco Corporation in 1987 and President of Ultramar Corporation in 1992. In 1996, Mr. Drosdick became President and Chief Operating Officer of Sunoco and was elected Chairman and CEO in May 2000. He is a director of H.J. Heinz Co. and Chairman of the Board of Sunoco Partners LLC, which is the general partner of Sunoco Logistic Partners L.P., a master limited partnership in which Sunoco, Inc. has a 43 percent interest.

Charles R. Lee Director since 2001 Age 68
Retired Chairman, Verizon Communications (telecommunications)

Mr. Lee received a Bachelor's degree in metallurgical engineering from Cornell University and an MBA with distinction from the Harvard Graduate School of Business. He served in various financial and management positions before becoming Senior Vice President-Finance for Penn Central Corporation and then Columbia Pictures Industries Inc. In 1983, he joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in May 1992. Mr. Lee served as Chairman and Co-CEO of Verizon from June 2000 to March 2002 and as Non-Executive Chairman until December 31, 2003. Mr. Lee is a director of Marathon Oil Corporation, The Procter & Gamble Company, United Technologies Corporation and DirecTV Group. Mr. Lee is also a member of the Board of Overseers of the Weill Medical College of Cornell University, Trustee Emeritus of Cornell University and a member of the Board of Directors of the American Institutes for Research.

Jeffrey M. Lipton                                Director since 2006                                Age 65
Chief Executive Officer and Director, NOVA Chemicals Corporation (plastics and chemicals)

Mr. Lipton graduated from Rensselaer Polytechnic Institute with a BS degree in chemical engineering and received an MBA from Harvard University. Mr. Lipton began working for E.I. DuPont de Nemours in 1965 undertaking assignments in manufacturing, sales, marketing, purchasing, research and general business management. In 1994, he joined NOVA Corporation as Senior Vice President and Chief Financial Officer. In 1994, Mr. Lipton was appointed President and was elected a director in 1996. In 1998, he was elected President, Chief Executive Officer and a Director of NOVA Chemicals Corporation and assumed his current position in January 2008. Mr. Lipton is a director of Hercules Incorporated. He is the past-Chairman of the Board of the American Chemistry Council and the American Section of the Society of Chemical Industry. He is also a member of the Board of the Canadian Council of Chief Executives.

Proposal No. 2

Election of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (PwC) has served as the independent auditor (now referred to as the independent registered public accounting firm) of U. S. Steel for many years. We believe that PwC's knowledge of U. S. Steel's business and its organization gained through this period of service is quite valuable. Partners and employees of PwC assigned to the U. S. Steel engagement are periodically rotated, thus giving U. S. Steel the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the year 2007, PwC performed professional services for U. S. Steel in connection with audits of the financial statements of U. S. Steel, and of U. S. Steel's internal control over financial reporting as of December 31, 2007, and audits of certain subsidiaries and certain pension and other employee benefit plans. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission and other agencies.

The Board recommends a vote FOR the election of PwC as our independent registered public accounting firm.

Information Regarding the Independence of the Independent Registered Public Accounting Firm

The following table shows the fees paid to PwC for professional services for 2007 and 2006:

	(Dollars in millions)
	2007	2006

Audit(1)	$5.8	$5.0
Audit-Related(2)	$0.2	$0.3
Tax	$0.1	$0.0
All Other	$0.0	$0.0
Total	$6.1	$5.3

(1)
Audit fees were for the audit of U. S. Steel's annual financial statements, the audit of U. S. Steel's internal control over financial reporting required under the Sarbanes-Oxley Act, statutory and regulatory audits, and the issuance of comfort letters and consents.

(2)
Audit-related fees were for employee benefit plan audits and procedures required by agreement or government agencies.

Pre-Approval Policy

The Audit Committee (the "Committee") has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. The Committee has delegated to its chairman the authority to approve non-audit engagements of less than $500,000 between Committee meetings. In 2006 and 2007, all of the above services were pre-approved by the Committee in accordance with this pre-approval policy.

Audit Committee Report

Our committee has reviewed and discussed U. S. Steel's audited financial statements for the year ended December 31, 2007 with U. S. Steel's management. We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), the matters required to be discussed by Statements on Auditing Standards No. 61, as amended by Statements No. 89 and No. 90 (Communication with Audit Committees). We also discussed with U. S. Steel's management management's assessment of the effectiveness of U. S. Steel's internal control over financial reporting as of December 31, 2007 and PwC's opinion on the effectiveness of U. S. Steel's internal control over financial reporting as of December 31, 2007. We have received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with PwC its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for U. S. Steel be included in U. S. Steel's Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Jeffrey M. Lipton, Chairman	Charles R. Lee
John G. Drosdick	Glenda G. McNeal
Richard A. Gephardt

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to U. S. Steel to beneficially own five percent or more of the voting stock of U. S. Steel:

Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

U. S. Steel Common Stock	Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	9,781,741	(1)	8.28	(1)
U. S. Steel Common Stock	Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce (collectively "Harbert," filing as a group) One Riverchase Parkway South Birmingham, Alabama 35244	8,250,000	(2)	7.00	(2)
U. S. Steel Common Stock	Capital World Investors, a division of Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	6,930,000	(3)	5.90	(3)
(1)
Based on Schedule 13G dated February 14, 2008 which indicates that Wellington Management Company, LLP had sole voting power over no shares, shared voting power over 8,987,961 shares, sole dispositive power over no shares and shared dispositive power over 9,781,741 shares.

(2)
Based on Schedule 13G/A dated February 14, 2008, which indicates that Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce each had sole voting power over no shares, shared voting power over 8,250,000 shares, sole dispositive power over no shares and shared dispositive power over 8,250,000 shares.

(3)
Based on Schedule 13G dated February 11, 2008 which indicates that Capital World Investors had sole voting power over 700,000 shares, shared voting power over no shares, sole dispositive power over 6,930,000 shares and shared dispositive power over no shares.

Security Ownership of Directors and Executive Officers

The Board has adopted stock ownership and retention requirements for executive management. These requirements are described under the caption Stock Ownership and Retention Policy on page 37 of this Proxy Statement. Each executive officer is in compliance with the applicable stock ownership and retention requirements.

Non-employee directors are required to hold equity interests in the Corporation in the form of stock-based deferred compensation. This requirement is a part of our Corporate Governance Principles. Each non-employee director is required to defer at least 50 percent of his or her annual retainer as stock-based compensation under the Deferred Compensation Program for Non-Employee Directors. Amounts deferred are credited to the director's deferred stock account in the form of Common Stock Units. No amounts are paid to the director from the deferred stock account until the director leaves the Board, at which time he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. The Board and management believe that such deferral, by continually building each director's equity interest in the Corporation, provides a meaningful continued interest in the Corporation that is tied to the shareholders' interest because the stock issued upon a director's departure from the Board reflects all changes in the market value of U. S. Steel common stock from the date of deferral. Each director is in compliance with the requirement described in this paragraph.

The following table sets forth the number of shares of U. S. Steel common stock beneficially owned as of January 31, 2008 by each director and director nominee, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. No director or executive officer beneficially owned, as of the applicable date, any equity securities of U. S. Steel other than those shown.

Name	Shares Beneficially Owned

J. Gary Cooper(1)(3)	11,740
Robert J. Darnall(1)(3)	11,811
John G. Drosdick(1)(3)	10,332
Richard A. Gephardt(1)(3)	5,737
John H. Goodish(2)(3)	146,095
Gretchen R. Haggerty(2)(3)	195,872
Charles R. Lee(1)(3)	18,627
Jeffrey M. Lipton(1)(3)	5,119
David H. Lohr(2)(3)	33,911
Frank J. Lucchino(1)(3)	8,060
Glenda G. McNeal(1)(3)	3,255
Seth E. Schofield(1)(3)	12,818
Graham B. Spanier	0
Thomas W. Sterling(2)(3)	46,076
John P. Surma(2)(3)	609,911
Patricia A. Tracey(1)(3)	2,913
All Directors and Executive Officers as a group (19 persons)(1)(2)(3)	1,205,996

(1)
Includes those Common Stock Units granted under the Deferred Compensation Program for Non-Employee Directors that are convertible into shares of common stock upon departure from the Board, in the following amounts: Mr. Cooper: 10,665; Mr. Darnall: 8,811; Mr. Drosdick: 8,332; Mr. Gephardt: 3,737; Mr. Lee: 17,427; Mr. Lipton: 3,119; Mr. Lucchino: 7,060; Ms. McNeal: 1,255; Mr. Schofield: 11,630; Vice Admiral Tracey: 1,255; and all directors and executive officers as a group: 73,291.

(2)
Includes shares which may be acquired upon exercise of outstanding options which are or will become exercisable within 60 days of January 31, 2008 in the following amounts: Mr. Surma: 389,633; Mr. Goodish: 78,166; Mrs. Haggerty: 126,733; Mr. Lohr: 3,566; Mr. Sterling: 2,000 and all directors and executive officers as a group: 609,730.

(3)
The total number of shares beneficially owned by each director and executive officer in each case constitutes less than one percent of the outstanding shares of common stock of U. S. Steel. The total number of shares beneficially owned by all directors and executive officers as a group constitutes 1.02% of the outstanding shares of common stock of U. S. Steel.

Compensation & Organization Committee Report

The Compensation & Organization Committee of the Board of Directors of the Corporation has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation & Organization Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

Robert J. Darnall, Chairman	Seth E. Schofield
John G. Drosdick	Patricia A. Tracey
Charles R. Lee

Executive Compensation

Compensation Discussion & Analysis

Executive
Compensation
Objectives and
Summary Analysis of
Committee Decisions

The overall objectives of U. S. Steel's executive compensation programs as established by the Compensation & Organization Committee (the "Committee") are to attract, retain, motivate and reward executives who will make significant contributions to the achievement of corporate goals and objectives. The following compensation principles supplement and support our overall objectives and the compensation decisions discussed in the following pages work to support these principles:

Compensation Principles	Summary Analysis of Committee Decisions Supporting the Principles

The compensation programs should be fair and competitive, taking into account each executive's individual role and unique responsibilities.	Targeting the 50th percentile of a peer group of companies for all elements of compensation is fair and competitive. In addition to objective corporate performance, the Committee uses subjective individual performance as a factor in making its decisions, usually for purposes of exercising negative discretion.

The programs should link a significant portion of the executive's pay to the performance of the organization.	Short-term incentives are paid based upon the Corporation's annual performance on financial, operating and citizenship measures and the values of long-term incentives are tied to the performance of the Corporation's stock.

The programs should foster an ownership culture to better align the executive's interests with those of our shareholders.	A significant portion of an executive's compensation is delivered in stock with formal stock ownership and retention expectations in place to ensure alignment of the executive's interests with those of our shareholders.

The programs should consider the historically cyclical nature of our industry and provide some stability to the overall compensation program.	The Committee awards one-third of the value of long-term incentives in the form of restricted shares, which retain value in a down market and provide meaningful retention benefits to the Corporation.

The compensation programs should in the aggregate be cash- and tax-efficient for the Corporation.	The greatest portion of the executive's compensation is in the form of long-term incentives, which are cash efficient and, except for the restricted stock awards, tax efficient.

The executive compensation programs should be consistent with and aligned with the metrics of the non-executive management compensation programs, which should be aligned with the key performance drivers of the Corporation.	The executive and the non-executive short-term incentive programs are largely determined by the Corporation's Return on Capital Employed during the performance period, a key performance driver of the Corporation, and executive and non-executive long-term incentives are tied to the performance of the Corporation's stock.

Setting
Executive
Compensation

Consultant and Management Input
The Committee makes decisions regarding executive compensation with input from Towers Perrin, an independent consultant engaged directly by the Committee. Additionally, with regard to compensation for executives other than the Chief Executive Officer ("CEO"), the Committee seeks and obtains input from the CEO. At its meetings, the Committee regularly holds executive sessions, which exclude management and, subject to the Committee's discretion, include its independent consultant.

Benchmarking

Determinations of levels for salary, short-term incentives and long-term incentives begin with a benchmarking process for each executive position against a group of approximately thirty peer companies recommended by the independent consultant and chosen by the Committee, usually in January of the award year (for a list of the 2007 peer companies, see the discussion under "Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Estimated Future Payouts Under Equity Incentive Plan Awards—Performance Awards"). Peer companies are chosen from publicly traded industrial companies of similar size with the goal that the average of the group's annual revenues approximate our annual revenues. While the peer group is relatively stable from year to year, changes do occur when there is a change in a peer company's circumstances or when a company that better matches U. S. Steel's size and/or business is identified. The peer companies chosen each January for benchmarking are also used for purposes of comparing total shareholder return in connection with the performance awards granted each May (see "Elements of Executive Compensation—Long-Term Incentive Awards and Stock Ownership—Performance Awards").

Our independent consultant uses a combination of its survey data from the peer group of companies together with the public disclosures from the peer group to determine the 50th percentile level of compensation for each executive position. When the consultant is satisfied that it has a sufficient number of matches within the peer group of companies for a given position, the peer group is used exclusively to determine the relevant compensation decision. When the consultant is not satisfied that it has a sufficient number of positional matches for a given position, the consultant uses survey data (Towers Perrin and Mercer HR Consulting surveys) from large general industry companies to augment the peer group data. Regression analysis is used to size appropriately the data from these large companies.

The peer group of companies is used to benchmark the salary, short-term incentive, long-term incentive and other elements of compensation and compensation related matters, including retirement benefits, perquisites, stock ownership and retention policies and severance agreements. The peer group is also used to evaluate the alignment of corporate performance with the relative level of compensation provided for each executive position (and for all executives in the aggregate as well as for the named executive officers in the aggregate) for the prior year (see "Tally Sheets and Compensation Assessments").

Targets

Each executive's base salary, short-term incentive compensation and long-term incentive compensation are targeted at the 50th percentile of the peer group of companies. We also provide executives with the opportunity to exceed the 50th percentile should the Corporation's performance exceed our expectations and the performance of our peer companies. The program is also designed to provide compensation below the 50th percentile should our performance fall short of our expectations and the performance of our peers. The Committee believes that targeting the 50th percentile of the peer group of companies across the three major compensation elements (salary, short-term incentive and long-term incentive compensation) accomplishes its overall objective of providing fair and competitive executive compensation.

In addition to the market data, the Committee considers other factors prior to authorizing increases or decreases to any compensation component. These considerations include factors such as individual performance, the executive's experience at the position, the importance U. S. Steel assigns to that position and prior-year compensation adjustments. An assessment of these factors could result in actual compensation being positioned above or below the desired 50th percentile target.

Compensation Mix

The distribution of compensation among the various compensation elements is driven by our belief that, in order to link pay to performance, most of an executive's compensation should be paid in the form of performance-based variable compensation with an increasingly greater emphasis on variable components for the more senior executives who have greater responsibility for the performance of the business. The following table shows the allocation of variable and fixed compensation, as well as the mix of salary, short-term and long-term incentives, for our named executive officers:

Ratios of Compensation to Total Compensation(1)

Executive	Year	Salary to Total	Short-Term Incentive to Total	Cash to Total	Equity to Total	Fixed(2) to Total	Variable(3) to Total

J. P. Surma	2007 2006	13% 14%	18% 19%	31% 33%	69% 67%	34% 35%	66% 65%

J. H. Goodish	2007 2006	18% 19%	19% 20%	37% 39%	63% 61%	36% 38%	64% 62%

G. R. Haggerty	2007 2006	21% 22%	21% 22%	42% 44%	58% 56%	38% 40%	62% 60%

D. H. Lohr	2007 2006	22% 22%	21% 22%	43% 43%	57% 57%	39% 40%	61% 60%

T. W. Sterling	2007	22%	22%	44%	56%	39%	61%

(1)
Based on salary, short-term incentive awards and long-term incentive awards granted at target levels. "Total" compensation for this purpose is the total of such salary, short-term incentives and long-term incentives.

(2)
Base salary plus grant date fair value of restricted stock awards.

(3)
Non-Equity Incentive target award plus grant date fair values of performance awards and options.

The distribution of compensation among salary, short-term incentive awards and long-term incentive awards and the resulting distribution of compensation between fixed and variable compensation, and cash and equity compensation, are primarily influenced by our benchmarking process and the Committee's desire to link compensation with short-term and long-term goals. Because each element is benchmarked, the value awarded for one element of compensation typically does not directly affect the value awarded for the other elements.

Individual Performance

The Committee is charged by its charter to approve the CEO's compensation level, giving consideration to, among other things, the CEO's individual performance in the areas of integrity, leadership and effectiveness. Individual performance objectives are reviewed by the Committee and approved by the Board in executive session at the beginning of each year and are considered when reviewing the CEO's performance at the end of the year. A similar evaluation is performed by the CEO with respect to all other executives using like measures and objectives and the results of those evaluations are shared with the Committee for its use in determining executive compensation. These individual performance evaluations are subjective and, to the extent they are used in connection with determinations of long-term and short-term incentive compensation, they are used primarily for purposes of exercising negative discretion (downward discretion to reduce a calculated award otherwise payable). At times, individual performance for the prior year may impact the Committee's decisions in connection with salary awards and long-term incentive grants for the current year. The 2007 and 2006 individual performance measures are listed in the following table:

Performance Category	Individual Performance Measures

Strategic Planning	Specific Strategic Objectives

Results and Operations	Safety Results vs. Business Plan Management of Operations Internal, and Reporting Process, Controls

Leadership	Human Resource Planning Vision/Values Diversity

Communications	Shareholder Relations External Relations Board Relations

Tally Sheets and Compensation Assessments

The Committee evaluates the cumulative effect of executive compensation decisions via the periodic review of tally sheets that are updated throughout the year to reflect the impact of the Committee's compensation decisions. In addition to current compensation information, the tally sheets provide the Committee with information regarding the equity ownership, compensation mix, wealth accumulation and future retirement benefits of each named executive officer. Also, the tally sheets quantify the benefits the Corporation would be required to provide to each named executive officer under various termination scenarios.

The Committee's consultant prepares competitive assessments by position for each element of compensation at the time the Committee makes its compensation decisions. Additionally, the consultant annually prepares and reviews with the Committee a competitive assessment of the aggregate compensation for the prior year by position. This review is done against the prior year in order to be able to compare the peer group of companies' public disclosures and Towers Perrin's survey data with the Corporation's information. In 2007, the Committee determined that the compensation paid to the five named executive officers in 2006 was within a reasonable range given the Corporation's strong 2006 performance versus that of its peers. For example, the aggregate value of the salary, actual short-term incentive and grant date fair market value of the long-term incentives awarded in 2006 to our named executive officers for 2006 was positioned at the 57th percentile of the peer group of companies while the Corporation's return on capital employed versus its peer group of companies was positioned at the 68th percentile.

Revisions to Awards

The Sarbanes-Oxley Act of 2002 requires the CEO and Chief Financial Officer to reimburse the company for any awards received during the twelve-month period following the release of financial results that subsequently require an accounting restatement due to noncompliance with a material financial reporting requirement as a result of misconduct. We do not have a policy for requiring the recovery of awards for other reasons; however, the Committee retains discretion over all elements of compensation and would consider reducing future awards were a similar event to occur. Also, we do not have a policy of increasing or reducing awards based upon the amounts realized from prior compensation awards. The Committee believes that the intended value of an award at grant date reflects both the upside and the downside potentials of any such award.

Elements of
Executive
Compensation

The types of compensation provided to our executives are:

  •
  Salary,

  •
  Short-term incentive compensation,

  •
  Long-term incentive compensation,

  •
  Retirement benefits, and

  •
  Other compensation.

Salary

Salary is one of the main components of cash compensation and fits into our overall compensation objectives by providing a base for attracting and retaining significant contributors to U. S. Steel and by establishing a minimum level of compensation upon which our executives may rely. In addition to providing a salary that is competitive with the market, we target salary compensation to align each executive position's level within our organizational structure to accurately reflect its relative internal value. Each year, we conduct a market benchmarking review for each executive position against our peer group of companies based on the specific responsibilities of each position (see "Setting Executive Compensation—Benchmarking", above). The market reference points of our salary ranges correspond to the 50th percentile for each position. In a limited number of instances, a salary market reference point is adjusted to reflect a position's internal value.

The Committee makes decisions regarding an executive's annual salary adjustments based largely on the executive's actual salary in relation to the salary market reference point and the executive's individual performance. If an executive's salary exceeds the market reference point, future salary increases will be significantly reduced, and performance-based incentive compensation becomes the primary basis for any increases in compensation. While salary compensation typically does not provide rewards for the Corporation's performance, salary increases may reflect subjective evaluations of individual performance (see the individual performance discussion in "Setting Executive Compensation—Individual Performance", above).

Our expatriate executives receive salary premiums for foreign service, tax gross-ups to cover foreign taxes, and various allowances. The salary premium is included as creditable earnings for pension calculation purposes. These premiums are paid to expatriate employees generally.

Short-Term Incentive Awards

U. S. Steel's short-term incentive compensation program, the 2005 Annual Incentive Compensation Plan, approved by the shareholders on April 26, 2005, is a non-equity incentive program designed to provide performance-based compensation that retains the tax deductibility of short-term incentive awards. The program's objective is to align our executives' compensation with the achievement of performance goals that support our business strategy. Performance goals are based on the short-term expectations of our business and are meant to be challenging yet achievable. The appropriateness of these goals is further validated by considering the prospective business environment for the upcoming year, reviewing historical performance among our peer group of companies and a broader index of durable goods manufacturers and conducting probability analyses based on historical results. We believe these external-

based analyses provide scrutiny and an optimal balance to our goal-setting process and provide the Committee with adequate information on which to base its decisions.

The Committee determines the target award for each performance period using a benchmark analysis of comparative positions at the peer group of companies (see "Setting Executive Compensation—Benchmarking", above). The target award is expressed as a percentage based on a calculation of the percent of salary each such comparative position was paid in the form of short-term incentive compensation. This percentage is applied to each executive's base salary to give the Committee the market-level short-term incentive compensation for that executive. In developing the target award, the Committee typically increases the short-term incentive compensation target by about 20 percentage points above the market median to reflect the Committee's view that the Corporation's executives are expected to perform at high levels individually and the fact that the Corporation has comparatively fewer executives than the peer group of companies. The increased target award allows the Committee to consider the individual performance of each executive for purposes of exercising discretion to reduce compensation that would otherwise be awarded in connection with the attainment of corporate performance goals. An unreduced award would indicate superior individual performance by the executive during the performance period. Individual performance is evaluated using subjective criteria (see "Setting Executive Compensation—Individual Performance" for a discussion of individual performance measures) and, in the case of executives other than the CEO, with input from the CEO.

The table below shows the 2007 and 2006 target awards and the Committee's exercise of downward discretion in determining the award amount for each of the named executive officers. In the aggregate, the Committee's exercise of downward discretion effectively reduced the target awards by approximately two percent of base salary for the named executive officers for the 2007 performance period and by approximately ten percent for the 2006 performance period. Although the Corporate Performance (as described in footnote 3 below) in 2007 was below the level achieved in 2006, the Committee's exercise of less downward discretion for 2007 was based upon its recognition of the superior efforts of the executive team in delivering very good corporate performance in 2007 while at the same time executing and beginning the integration of two major acquisitions.

Executive	Year	Individual Target Multiple(1)	Individual Target Award(2)	Corporate Performance(3)	Calculated Award(4)	Awarded Amount

J. P. Surma	2007 2006	130% 130%	$1,475,510 $1,378,010	134% 194%	$1,977,184 $2,673,340	$1,945,000 $2,450,000

J. H. Goodish	2007 2006	105% 105%	$ 708,763 $ 661,513	134% 194%	$ 949,742 $1,283,334	$ 945,000 $1,150,000

G. R. Haggerty	2007 2006	100% 100%	$ 555,012 $ 515,004	134% 194%	$ 743,716 $ 999,108	$ 735,000 $ 975,000

D. H. Lohr	2007 2006	95% 95%	$ 403,765 $ 370,511	134% 194%	$ 541,045 $ 718,792	$ 530,000 $ 650,000

T. W. Sterling	2007	95%	$ 422,758	134%	$ 566,495	$ 520,000

(1)
Target Multiple is the number, expressed as a percentage of Base Salary, that is multiplied by the Base Salary to calculate the Target Award. Base Salary is the rate of pay determined by annualizing the salary for the last month of the performance period (e.g., December 2007 salary multiplied by 12).

(2)
Target Award is the amount that would be paid to the executive assuming (a) the Corporation achieves its target performance objectives and (b) the Committee does not exercise downward discretion.

(3)
The column titled "Corporate Performance" presents the payout rate determined by the Corporation's performance against a number of performance measures (see the following table for the calculation of the 2007 Corporate Performance Payout Rate).

*
Shaded numbers represent Target Performance at a 100 percent payout rate (80 percent for ROCE plus 20 percent for Shipment Tons).

**
Actual Payout Rates for ROCE and Shipment Tons are interpolated based on 2007 Actual Performances within the 2007 Target Performance ranges.

(4)
The "Calculated Award" is the award that would be payable, absent the exercise of downward discretion by the Committee, given the Corporation's actual performance. The Calculated Award is equal to the Corporate Performance Payout Rate times the Individual Target Award.

Prior to the payment of the awards, the Committee certified in writing that the pre-established, applicable performance levels (see "2007 Actual Performance" in footnote (3), above) required under the 2005 Annual Incentive Compensation Plan were accomplished based on 2007 performance (for a more detailed discussion of the company performance measures and targets, see "Summary Compensation Table—Discussion of the Summary Compensation Table—Non-Equity Incentive Plan Compensation").

The use of short-term incentive awards as a portion of an executive's overall compensation fits the Committee's objective of linking pay to performance because it puts a portion of the executive's compensation at risk and subjects that portion to the achievement of the Corporation's short-term performance goals.

Long-Term Incentive Awards and Stock Ownership

The objectives of the Corporation's long-term incentive program are:

  •
  to align a portion of an executive's compensation to growth in shareholder value,

  •
  to provide each executive a means of accumulating shares, thereby fostering the ownership culture the Corporation desires, and

  •
  to serve as a retention device for our executives.

The long-term incentive component represents the largest portion of the overall value of the compensation program for our executive officers (see "Setting Executive Compensation—Compensation Mix"). Our equity incentives are "at risk," meaning they are designed to increase or decrease in value based on the movement of our stock price.

Under the executive long-term incentive program, the Committee decided that the value of each executive's market-based long-term incentive opportunity should be distributed evenly among three equity incentive vehicles (service-vesting stock options, service-vesting restricted stock, and performance awards) in order to provide a balanced program. The Committee believes these three long-term incentive vehicles best accomplish its objectives, as indicated in the following table:

Plan Objectives	Stock Options	Restricted Stock	Performance Awards

Performance-based	X		X

Promote a long-term perspective to complement the short-term perspective of the short-term incentive program,	X	X	X

Promote an ownership culture by facilitating the accumulation and retention of shares,	X	X	X

Serve as an executive retention device for the Corporation,		X

Consider the historically cyclical nature of our industry and provide some stability to our overall compensation program,		X	X

Cash efficient for the Corporation by emphasizing the use of stock, and	X	X	X

Tax efficient for the Corporation.	X		X

With the assistance of its independent compensation consultant, the Committee examines the long-term incentive practices of our peer group of companies to determine the 50th percentile long-term incentive opportunity for each executive position (see "Setting Executive Compensation—Benchmarking", above). The independent consultant converts the value of the market long-term incentive opportunity into recommended award grants to each executive using a stock/option award valuation model. When developing his recommendations to the Committee, our CEO may at times apply discretion to suggest increases or decreases to the consultant's recommended grants based upon an evaluation of an executive's individual performance over the prior year. In recognition of the Corporation's strong 2006 performance, the Committee substantially approved the CEO's recommendations resulting in an aggregate increase in 2007 long-term incentive awards to named executive officers other than the CEO of $518,000 on a grant date fair value basis. The Committee increased the grant date fair market value of the CEO's 2007 long-term incentive award by $500,000 over the peer group market median value recognizing the Corporation's and Mr. Surma's superior performances in 2006 and the Corporation's realization of many favorable initiatives since its separation from Marathon Oil Corporation in December of 2001.

The Committee believes the use of long-term incentive awards as a substantial portion of an executive's overall compensation fits the Committee's objective of linking an element of pay to long-term corporate performance because it puts a significant portion of the executive's compensation at risk and subjects that portion to changes in the Corporation's stock price. With the longer vesting terms (prior to 2006, options vested one year from the date of grant and restricted stock could vest one year from the date of grant, depending upon performance) in place for the current long-term incentive awards, their retention value has been increased. Additionally, the use of long-term incentive awards as a substantial portion of an executive's compensation facilitates the Committee's executive stock ownership objectives (see "Stock Ownership and Retention Policy" below).

The Corporation does not time the release of material non-public information around the granting of equity incentive awards, nor does it time the granting of equity incentive awards around the release of material non-public information. Equity grants are usually made at the Committee's May meeting under the Long-Term Incentive Compensation Program, a program under the United States Steel Corporation 2005 Stock Incentive Plan, which was approved by the Corporation's shareholders on

April 26, 2005. The date of grant is the date that the Committee approves the grant, which is customarily at its May meeting (see "Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Grant Date"), unless the Committee meets on a day the market is not open, in which case the date of grant is the next day the market is open.

Stock Options

Stock options are performance-based awards that reward executives for an increase in the Corporation's stock price over the term of the option. The value to executives is limited to any appreciation of our stock price above the option's exercise price after the option becomes exercisable and before it expires.

Stock options granted under this program have a term of ten years and vest ratably, subject to continued employment, over three years with one-third of the granted options vesting on each of the first, second and third anniversaries of the grant date (see "Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Stock Options"). The exercise price is the average of the high and low stock prices on the date of grant in accordance with the terms of the shareholder-approved United States Steel Corporation 2005 Stock Incentive Plan.

Restricted Stock

Restricted stock awards are full-value shares of stock that vest ratably, subject to the executive's continued employment, over three years, with one-third vesting on each of the first, second and third anniversaries of the grant date (see "Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Restricted Stock").

Performance Awards

Performance awards provide an incentive for executives to earn full-value shares based upon our total shareholder return, defined as stock price appreciation plus dividends, versus that of our peer group of companies over a three-year performance period (see "Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Performance Awards"). The three-year performance period begins on the third business day following the release of the Corporation's earnings for the first quarter of the grant year. Each performance period ends on the twelfth business day following the release of first quarter earnings for the year that is three years after the grant year. The Committee will compare the average stock prices of U. S. Steel and its peer group of companies over the ten business days (third business day through the twelfth business day) following the release of earnings at the beginning of the performance period with the relevant average stock prices for the corresponding ten business days at the end of the performance period. (For a more detailed discussion, see "Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Estimated Future Payouts Under Equity Incentive Plan Awards—Performance Awards.") The Committee chose to use these two measurement periods to assure that the beginning and ending measurements will occur after the market has absorbed the Corporation's latest earnings information and to alleviate any concerns that shareholders may have regarding the timing of the release of material information in connection with the determination of executive compensation.

Performance Restricted Stock

In 2005, in anticipation of the transition to the new market-based executive compensation programs beginning in 2006, the Committee determined that it would make a one-time "transition" grant of performance restricted stock under the 2002 Stock Plan to bridge the transition-caused vesting gap and to provide valuable retention incentives during the initial years of the new programs. The transition grant of performance restricted stock, whose performance criteria were determined by the Committee to have been satisfied based upon 2005 performances, vests ratably over the first two years of the current long-term incentive compensation program. One-half vested in May 2007 and the other half will vest in May 2008, subject to the executive's continued employment. (See footnote 2 to the "Summary Compensation Table," footnote 2 to the "Outstanding Equity Awards At Fiscal Year-End" table and "Potential Payments Upon Termination—Discussion of Compensation Elements—Performance Restricted Stock.")

Stock Ownership and Retention Policy

U. S. Steel has adopted a comprehensive stock ownership and retention policy designed to support a culture of ownership among its executives, and certain non-executives, for the purpose of better aligning their interests with those of the Corporation's shareholders. The Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Corporation's shareholders. The policy complements the Corporation's equity compensation program, thereby continually increasing the share ownership levels of our executives and providing clear guidelines as to what executives can expect to realize for compensation purposes. The program consists of two elements:

  •
  Stock ownership requirements, and

  •
  Stock retention requirements.

Our stock ownership policy requires our executives to accumulate and retain a minimum level of ownership in U. S. Steel common stock commensurate with their positions and salaries. Executives are required to meet the ownership guideline requirements within five years of their promotion to one of the following three categories by holding a number of shares equivalent in value to a multiple of their salary reference point:

Position	Multiple of Salary Reference Point

CEO	5 X

Executive Management Committee member	3 X

All other executives and high-level non-executives	1 X

Once the stock ownership requirement is met, each executive is further expected to retain at least 25 percent of all additional shares realized through the exercise of stock options and the vesting of restricted shares and performance shares (net shares after exercise costs and taxes) until the executive is eligible for retirement and he or she receives consent from the CEO to dispose of these shares. Our stock retention policy ensures a continual increase in share ownership during an executive's tenure with the Corporation.

The Committee's consultant studied stock ownership programs at the peer group of companies and at companies in the broader market. While either element of the program (ownership or retention) alone would be regarded as a market-based stock ownership program for executives, the combined approach is considered to be rigorous in that it goes beyond what the peer group of companies or other large industrial companies typically use. The Committee believes this program establishes a balance between equity compensation and equity ownership by clearly setting the stock ownership expectations of the Corporation and defining the number of shares that must be retained by the executive in connection with transactions involving the sale of stock obtained pursuant to any long-term incentive program. As of December 31, 2007, all named executive officers have exceeded their ownership requirements and have complied with the stock retention policy.

Retirement Benefits

In order to attract and retain employees, we believe that it is important to provide employees with some level of income replacement during their retirements.

Qualified Plans

Our named executive officers participate in the Corporation's two qualified retirement programs (together, the "Qualified Pension Programs"):

  •
  United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 (the "Steel Pension Plan") (discussed under "Pension Benefits") and

  •
  United States Steel Corporation Savings Fund Plan for Salaried Employees (the "Steel Savings Plan") (discussed under "Summary Compensation Table—Discussion of Summary Compensation Table—All Other Compensation").

The Qualified Pension Programs are designed to provide eligible employees of U. S. Steel and its affiliates with income during retirement.

Non-Qualified Plans

We provide the following three non-qualified pension programs (together, the "Non-Qualified Pension Programs") to our named executive officers:

  •
  United States Steel Corporation Non Tax-Qualified Pension Plan (the "Non Tax-Qualified Pension Plan"),

  •
  United States Steel Corporation Executive Management Supplemental Pension Program (the "Supplemental Pension Program"), and

  •
  United States Steel Corporation Supplemental Thrift Program (the "Supplemental Savings Program").

The Non-Qualified Pension Programs (discussed in greater detail under the "Pension Benefits" and "Nonqualified Deferred Compensation" sections) are designed to provide retirement benefits to executives and certain high-level non-executives of U. S. Steel and its affiliates. Retirement benefits provided to our CEO have been compared to those provided to chief executive officers among our peer group of companies. When expressed as a percent of pre-retirement base salary and short-term incentive awards, our CEO's retirement benefits were found to be reasonable and within the range of benefits provided to other peer group chief executive officers.

The purposes of the Non Tax-Qualified Pension Plan and the Supplemental Savings Program are to provide benefits that are not permitted to be provided under the Steel Pension Plan and Steel Savings Plan, respectively, due to certain limits established under, or that are required by, the Internal Revenue Code ("Code"). The benefit accrual formulas under these Non-Qualified Pension Programs are approximately equal to the formulas under the respective Qualified Pension Programs.

The purpose of the Supplemental Pension Program is to provide pension benefits for executives and certain non-executives with respect to compensation paid under the short-term incentive compensation plans maintained by the Corporation, its subsidiaries, and its joint ventures since a significant portion of an executive's annual cash compensation is comprised of at-risk incentive payments, which are awarded based on the Corporation's performance in a given year. (See the "Short Term Incentive to Total" column of the table under "Setting Executive Compensation–Compensation Mix.") By providing a retirement benefit based on pay earned through the incentive compensation plans, we avoid the incongruity of expecting executives to take more of their cash compensation in the form of variable, incentive-based compensation and, as a result, having executives receive less replacement income as a percent of cash compensation.

Without these Non-Qualified Pension Programs, the comparative income replacement ratio for executives of U. S. Steel would be significantly less than the income replacement ratio for most non-executives who are covered only under the Qualified Pension Programs. The Committee believes it is important to our attraction and retention objectives to provide a fair income replacement for executives in retirement.

The provision of benefits under the Non-Qualified Pension Programs is subject to service-based and/or age-based restrictions. For example, unless the Corporation consents, benefits are not paid under the Non Tax-Qualified Pension Plan and the Supplemental Pension Program if the executive voluntarily terminates employment prior to the attainment of 60 years of age. We believe these restrictions help to support our retention objectives.

Letter Agreement

Generally, we employ letter agreements only under special circumstances, for example, as an inducement to work for U. S. Steel or to accept a special assignment, or as compensation for delaying a retirement or foregoing something of value. Of our current named executive officers, only Mr. Surma has a letter agreement (for a detailed description of Mr. Surma's letter agreement, see the discussion under "Pension Benefits—Letter Agreement"). The Agreement with Mr. Surma was entered into as an inducement for him to join an affiliate of U. S. Steel in 1997 and was assumed by U. S. Steel in connection with its 2001 separation from Marathon Oil Corporation and Mr. Surma's agreement to transfer to U. S. Steel.

The Committee believes that it may need to enter into agreements similar to the one described above from time to time in order to attract experienced professionals into high-level positions, adequately staff certain positions, or retain key employees.

Other Compensation

Severance Agreements

We have change in control severance agreements in place for all executives. The Committee believes that these arrangements play an important role in allowing our executives to evaluate corporate opportunities that may be favorable for the shareholders without the accompanying concerns about the potential impact on their job security. The Committee believes these agreements may help to secure the continued employment and dedication of our executives under such circumstances.

With the exception of a possible payment in connection with an excise tax obligation (see "Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Excise Tax Gross-Up"), these payments are only triggered upon the occurrence of both a change in control of the Corporation and a termination of an executive's employment. While the current form of agreement pays three times salary and bonus upon a change in control and termination, the Committee, based upon advice from its consultant, has approved such agreements with new members of executive management at two and one-half times salary and bonus for direct reports of the CEO who are members of the "Executive Management Committee" and at two times salary and bonus for all other executives. See "Potential Payments Upon Termination or Change in Control" for additional information regarding the key terms and provisions and the quantification of these benefits to executives.

Perquisites

We provide a limited number of benefits to our executives that we consider perquisites within the Securities and Exchange Commission's definition. We provide them for four reasons. They (1) facilitate the executives' ability to do their jobs without undue distractions or delays (e.g. parking spaces in our headquarters building, tax preparation and financial planning), (2) have clear business-related components which benefit the Corporation (e.g. club memberships, which facilitate the entertainment of customers, suppliers and other business associates), (3) provide a measure of safety unavailable elsewhere (e.g. limited personal use of corporate aircraft), and/or (4) provide assistance in handling the financial intricacies of our compensation programs to ensure accurate personal tax reporting. Such benefits maximize the safe and efficient use of our executives' time and, by facilitating the cementing of commercial relationships, provide a significant benefit to the Corporation and its shareholders at an immaterial cost. We do not provide gross-up payments to cover personal income taxes that may pertain to any of the perquisites except for (a) relocation and (b) tax equalization and travel related to expatriate assignments, which gross-ups are generally provided to non-executive employees as well.

Other Benefit Programs

U. S. Steel's executives participate in many of the benefits provided to non-union employees generally, including vacation and holiday benefits, insurance benefits, disability benefits, and medical and prescription drug programs. Under the insurance benefits, certain employees, including the named executive officers, have been offered the U. S. Steel Variable Universal Life Insurance program, a form of company-provided life insurance as an alternative to the Corporation's basic life insurance coverage. We believe these benefits support our overall attraction and retention objectives.

Accounting and
Tax Matters

For a discussion of the accounting impacts on various elements of long-term incentive compensation, see footnote 13 to the Financial Statements in our annual report filed on Form 10-K for the year ended December 31, 2007.

Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation paid to the CEO and the three other most highly compensated officers exceeding $1 million in compensation for any taxable year. However, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. All short-term incentive payments and all compensation attributable to stock option exercises and performance restricted stock vesting during 2007 satisfied the requirements for deductibility under Section 162(m). All service-vesting restricted stock vesting during 2007 did not satisfy the requirements for deductibility under Section 162(m). The portion of Mr. Surma's salary in excess of $1 million for 2007 does not qualify as performance-based compensation under Section 162(m) and is not deductible by the Corporation. In 2007, only Mr. Surma and Mr. Goodish had non-performance based compensation that exceeded the $1 million threshold described above.

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Corporation. Tax consequences, including but not limited to tax deductibility by the Corporation, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond the control of the Corporation. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the Committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by the Corporation.

Summary Compensation Table

The following table sets forth certain compensation information for U. S. Steel's Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated executive officers who were serving as executive officers at the end of 2007 for services rendered to U. S. Steel and its subsidiaries during 2007 and, except for Mr. Sterling, 2006:

Executive & Principal Position	Year	Salary ($)	Stock Awards (1)(2) ($)	Option Awards (1)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)

J. P. Surma Chairman of the Board and Chief Executive Officer	2007 2006	$1,110,008 $1,015,008	$2,563,776 $1,459,709	$1,157,326 $1,416,388	$1,945,000 $2,450,000	$1,294,689 $2,170,506	$184,070 $128,380	$8,254,869 $8,639,991

J. H. Goodish Executive Vice President & Chief Operating Officer	2007 2006	$660,012 $611,676	$1,087,930 $706,263	$460,000 $639,533	$945,000 $1,150,000	$925,417 $2,882,511	$126,117 $103,268	$4,204,476 $6,093,251

G. R. Haggerty Executive Vice President & Chief Financial Officer	2007 2006	$541,676 $500,004	$690,239 $424,582	$305,697 $453,478	$735,000 $975,000	$449,411 $1,214,131	$83,047 $71,666	$2,805,071 $3,638,861

D. H. Lohr Senior Vice President-European Operations	2007 2006	$413,348 $376,676	$507,385 $295,283	$226,235 $285,803	$530,000 $650,000	$420,470 $1,149,222	$396,714 $214,702	$2,494,152 $2,971,686

T. W. Sterling Senior Vice President-Administration	2007	$433,365	$377,445	$173,262	$520,000	$395,167	$88,267	$1,987,506

(1)
Stock and option award grant date values are computed in accordance with FAS 123(R), as described in footnote 13 to the Corporation's Financial Statements for the year ended December 31, 2007 and filed on Form 10-K.

(See
footnotes 2 through 5 on the following pages.)

(2)
Stock Awards

Executive	Award	Number of Shares Awarded *	Grant Date Fair Market Value **	Vesting Terms	2007 Compensation Expense **	2006 Compensation Expense **

J. P. Surma	2007 Restricted Stock Award (a)	15,400	$109.315	1/3 on May 29, 2008 1/3 on May 29, 2009 1/3 on May 29, 2010	$327,338 $163,669 $109,113	$— $— $—
	2007 Performance Award (b)	17,700	$140.664	May 25, 2010	$484,119	$—
	2006 Restricted Stock Award (a)	24,300	$65.400	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$220,725 $264,870 $176,580	$309,015 $154,508 $103,005
	2006 Performance Award (b)	28,000	$67.660	May 26, 2009	$631,493	$368,371
	2005 Performance Restricted Stock Award (c)	14,200 17,000	$40.370 $40.370	May 30, 2006 1/2 on May 24, 2007 1/2 on May 24, 2008	$— $71,489 $114,382	$238,856 $171,573 $114,382
	Total Stock Awards				$2,563,776	$1,459,709

J. H. Goodish	2007 Restricted Stock Award (a)	6,150	$109.315	1/3 on May 29, 2008 1/3 on May 29, 2009 1/3 on May 29, 2010	$130,723 $65,361 $43,574	$— $— $—
	2007 Performance Award (b)	7,100	$140.664	May 25, 2010	$194,194	$—
	2006 Restricted Stock Award (a)	9,600	$65.400	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$87,200 $104,640 $69,760	$122,080 $61,040 $40,693
	2006 Performance Award (b)	11,100	$67.660	May 26, 2009	$250,342	$146,033
	2005 Performance Restricted Stock Award (c)	7,000 13,000	$40.370 $40.370	May 30, 2006 1/2 on May 24, 2007 1/2 on May 24, 2008	$— $54,668 $87,468	$117,746 $131,203 $87,468
	Total Stock Awards				$1,087,930	$706,263

G. R. Haggerty	2007 Restricted Stock Award (a)	4,100	$109.315	1/3 on May 29, 2008 1/3 on May 29, 2009 1/3 on May 29, 2010	$87,148 $43,574 $29,049	$— $— $—
	2007 Performance Award (b)	4,700	$140.664	May 25, 2010	$128,551	$—
	2006 Restricted Stock Award (a)	6,300	$65.400	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$57,225 $68,670 $45,780	$80,115 $40,058 $26,705
	2006 Performance Award (b)	7,300	$67.660	May 26, 2009	$164,639	$96,040
	2005 Performance Restricted Stock Award (c)	4,800 6,000	$40.370 $40.370	May 30, 2006 1/2 on May 24, 2007 1/2 on May 24, 2008	$— $25,231 $40,370	$80,740 $60,555 $40,370
	Total Stock Awards				$690,239	$424,582

D. H. Lohr	2007 Restricted Stock Award (a)	3,000	$109.315	1/3 on May 29, 2008 1/3 on May 29, 2009 1/3 on May 29, 2010	$63,767 $31,884 $21,256	$— $— $—
	2007 Performance Award (b)	3,400	$140.664	May 25, 2010	$92,995	$—
	2006 Restricted Stock Award (a)	4,800	$65.400	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$43,600 $52,320 $34,880	$61,040 $30,520 $20,347
	2006 Performance Award (b)	5,500	$67.660	May 26, 2009	$124,043	$72,359
	2005 Performance Restricted Stock Award (c)	2,700 3,900	$40.370 $40.370	May 30, 2006 1/2 on May 24, 2007 1/2 on May 24, 2008	$— $16,400 $26,241	$45,416 $39,361 $26,241
	Total Stock Awards				$507,385	$295,283

T. W. Sterling	2007 Restricted Stock Award (a)	3,000	$109.315	1/3 on May 29, 2008 1/3 on May 29, 2009 1/3 on May 29, 2010	$63,767 $31,884 $21,256	$— $— $—
	2007 Performance Award (b)	3,400	$140.664	May 25, 2010	$92,995	$—
	2006 Restricted Stock Award (a)	2,700	$65.400	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$24,525 $29,430 $19,620	$— $— $—
	2006 Performance Award (b)	3,100	$67.660	May 26, 2009	$69,915	$—
	2005 Performance Restricted Stock Award (c)	2,200	$40.370	1/2 on May 24, 2007 1/2 on May 24, 2008	$9,251 $14,802	$— $—
	Total Stock Awards				$377,445	$—

  *
  In the case of the 2007 and 2006 Performance Awards, the Number of Shares Awarded is the target number of shares for that award.

  **
  2007 grants were made on May 29, 2007 and 2006 grants were made on May 30, 2006. The 2007 and 2006 Compensation Expenses recognize those proportions of the full vesting periods which occurred in 2007 and 2006.

  (a)
  A time-based restricted stock grant which vests ratably over a three-year period (as shown), subject to pro rata vesting for employment during the vesting period, which pays quarterly dividends at a non-preferential rate (currently $0.25/share), and which carries voting privileges.

  (b)
  Performance awards granted in 2007 and 2006, which vest in 2010 and 2009, respectively, after three-year performance periods. The awards are subject to pro rata vesting for employment during the vesting periods, with payout based upon the rank of our total shareholder return as compared to the total shareholder return for the companies in our peer group. The awards do not pay dividends or carry voting privileges.

  (c)
  In May 2005, the Compensation & Organization Committee granted performance restricted stock under the 2002 Stock Plan. In May 2006, the Committee determined that the performance criteria had been satisfied and a portion of the performance restricted stock awards vested on May 24, 2007. The remaining shares are scheduled to vest in May 2008. The restricted stock pays quarterly dividends at a non-preferential rate (currently $0.25/share) and carries voting privileges.

(3)
Option Awards

Executive	Award	Number of Options Awarded	Grant Date Fair Market Value *	Vesting Terms	2007 Compensation Expense *	2006 Compensation Expense *

J. P. Surma	2007 Stock Option Award (a)	34,000	$44.899	1/3 on May 29, 2008 1/3 on May 29, 2009 1/3 on May 29, 2010	$296,832 $148,416 $98,944	$— $— $—
	2006 Stock Option Award (a)	54,400	$27.050	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$204,378 $245,253 $163,502	$286,129 $143,064 $95,376
	2005 Stock Option (b)	146,500	$14.610	May 24, 2006	$—	$891,819
	Total Stock Option Awards				$1,157,326	$1,416,388

J. H. Goodish	2007 Stock Option Award (a)	13,600	$44.899	1/3 on May 29, 2008 1/3 on May 29, 2009 1/3 on May 29, 2010	$118,733 $59,366 $39,578	$— $— $—
	2006 Stock Option Award (a)	21,500	$27.050	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$80,774 $96,929 $64,619	$113,084 $56,542 $37,695
	2005 Stock Option (b)	71,000	$14.610	May 24, 2006	$—	$432,213
	Total Stock Option Awards				$460,000	$639,533

G. R. Haggerty	2007 Stock Option Award (a)	9,100	$44.899	1/3 on May 29, 2008 1/3 on May 29, 2009 1/3 on May 29, 2010	$79,446 $39,723 $26,482	$— $— $—
	2006 Stock Option Award (a)	14,200	$27.050	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$53,349 $64,018 $42,679	$74,688 $37,344 $24,896
	2005 Stock Option (b)	52,000	$14.610	May 24, 2006	$—	$316,550
	Total Stock Option Awards				$305,697	$453,478

D. H. Lohr	2007 Stock Option Award (a)	6,600	$44.899	1/3 on May 29, 2008 1/3 on May 29, 2009 1/3 on May 29, 2010	$57,620 $28,810 $19,207	$— $— $—
	2006 Stock Option Award (a)	10,700	$27.050	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$40,199 $48,239 $32,159	$56,279 $28,140 $18,760
	2005 Stock Option (b)	30,000	$14.610	May 24, 2006	$—	$182,625
	Total Stock Option Awards				$226,235	$285,803

T. W. Sterling	2007 Stock Option Award (a)	6,600	$44.899	1/3 on May 29, 2008 1/3 on May 29, 2009 1/3 on May 29, 2010	$57,620 $28,810 $19,207	— — —
	2006 Stock Option Award (a)	6,000	$27.050	1/3 on May 30, 2007 1/3 on May 30, 2008 1/3 on May 30, 2009	$22,542 $27,050 $18,033	— — —
	Total Stock Option Awards				$173,262	—

  *
  2007 grants were made on May 29, 2007, and 2006 grants were made on May 30, 2006. The 2007 and 2006 Compensation Expenses recognize those proportions of the full vesting periods which occurred in 2007 and 2006.

  (a)
  2007 and 2006 Option awards have 10-year terms and vest ratably over three-year periods, as shown, subject to pro rata vesting for employment during the vesting period.

  (b)
  2005 Option awards, granted under the 2002 Stock Plan, have an eight-year term and vested over a one-year service period that ended on May 24, 2006.

(4)
These amounts represent the aggregate increase in actuarial value on an accumulated benefit obligation basis that accrued to each executive in 2007 under the Corporation's Steel Pension Plan, Non Tax-Qualified Pension Plan and Supplemental Pension Program. Key assumptions used for the pension calculations include a 5.75 percent discount rate and a 100 percent lump sum benefit election for all plans, and unreduced benefit age which is age 62 for the Steel Pension Plan and age 60 for the Non Tax-Qualified Pension Plan and the Supplemental Pension Program. These amounts exclude benefits to be paid from plans of formerly affiliated companies.

(5)
Components of All Other Compensation are as follows:

		ALL OTHER COMPENSATION
Executive	Year	Life Insurance Premiums	Steel Savings Plan Contributions	Supplemental Savings Program Accruals	Foreign Service Payments & Benefits	Perquisites(a)	TOTAL

J. P. Surma	2007	$39,993	$11,933	$54,667	$—	$77,477	$184,070
J. H. Goodish	2007	$48,619	$13,500	$26,101	$—	$37,897	$126,117
G. R. Haggerty	2007	$18,001	$13,500	$19,001	$—	$32,545	$83,047
D. H. Lohr	2007	$14,591	$13,500	$11,301	$331,690	$25,632	$396,714
T. W. Sterling	2007	$29,191	$13,500	$12,502	$—	$33,074	$88,267

(a)
Types of perquisites available to our executives include limited personal aircraft and automobile usage, dining privileges, club memberships, financial planning and tax preparation services, parking expenses, personal use of Corporate properties and tickets to entertainment and sporting events. The amount disclosed above is calculated using the aggregate incremental cost related to the perquisites received by the executive for the last fiscal year. Mr. Surma's 2007 personal aircraft usage totaled $43,534. The aggregate incremental cost of the personal use of corporate aircraft was calculated using the rate per flight hour for the type of corporate aircraft used for each personal flight. The rates are published twice per year by a nationally recognized and independent service and include the estimated variable costs of operating the aircraft, including fuel, mature level maintenance, engine restoration, auxiliary power unit overhaul, landing and parking fees, supplies and catering and crew costs. The rates applied do not include fixed costs (such as depreciation, refurbishment, salaries, benefits and hangar costs). The calculated incremental costs for personal flights include the costs related to all flight hours flown in connection with the personal use, including hours flown related to positioning flights necessary to accomplish a personal flight and to return the aircraft to its next scheduled location. For personal flights, the aggregate incremental cost is allocated to the named executive officer on a pro rata basis determined by dividing the number of people in the named executive officer's party by the total number of people on the flight. For business flights, the above calculations include an estimated incremental cost per flight hour for in-flight supplies and catering related to seats occupied by guests of the named executive officer.

Discussion of the
Summary
Compensation
Table

Salary
The salaries of executives are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Salary adjustments are based on an evaluation of an executive's performance and level of pay compared with comparable salary levels at the companies we use as a peer group for compensation purposes.

Stock Awards

The grant date fair market value used to calculate compensation expense in accordance with Financial Accounting Standards Board No. 123(R), "Share Per Based Payments" (FAS 123(R)) is $109.315 per share for our 2007 restricted stock grants, $65.400 per share for our 2006 restricted stock grants, $140.664 per share for our 2007 performance award grants, $63.740 per share for our 2006 performance award grants and $40.370 per share for our 2005 performance restricted stock grants. For further detail see footnote 2 to the "Summary Compensation Table" and our report on Form 10-K for the year ended December 31, 2007, Financial Statement Footnote 13.

Option Awards

The grant date fair market value used to calculate compensation expense in accordance with FAS 123(R) is $44.899 per share for our 2007 stock option grants, $27.050 per share for our 2006 stock option grants and $14.610 per share for our 2005 stock option grants. For further detail see footnote 3 to the "Summary Compensation Table" and our report on Form 10-K for the year ended December 31, 2007, Financial Statement Footnote 13.

Non-Equity Incentive Plan Compensation

The non-equity incentive plan compensation benefits are referred to within these executive compensation discussions as short-term incentive awards and relate to awards granted pursuant to the 2005 Annual Incentive Compensation Plan, approved by the Corporation's shareholders on April 26, 2005. The reader may find it helpful to refer to the tables under "Compensation Discussion & Analysis—Elements of Executive Compensation—Short-Term Incentive Awards" while reading the discussion in the following paragraphs.

For 2007 and 2006, the Corporation selected two main performance measures to be complemented by three additional citizenship measures (see, below, "Return on Capital Employed (ROCE)", "Shipment Tons" and "Citizenship Measures" for the descriptions of these measures). The main performance measures, return on capital employed ("ROCE") and steel shipments, are two critical measures of overall corporate and operational performance that link to our business strategy. Of these two measures, the greatest emphasis is placed on ROCE at an 80 percent weighting with the remaining 20 percent placed on steel shipments. A ROCE performance measure, with its corresponding award, is intended to keep executives focused on maximizing the Corporation's return from the use of its resources over the near-term. The steel shipments performance measure is intended to keep executives focused on operational objectives using a preference for shipments over production to avoid providing incentive to build inventory without appropriate demand for our products. The following table demonstrates the weighting of the two main performance measures:

Performance	ROCE Payout as a Percent of the Target Award	Shipment Tons Payout as a Percent of the Target Award	Total Award as a Percent of the Target Award

Threshold	40%	10%	50%
Target	80%	20%	100%
Maximum	160%	40%	200%

A performance range and target are developed for each of the two main performance measures (ROCE and Shipment Tons) and a target award is established to correspond with the target performance. An executive's calculated award is increased or decreased from the target award based on actual performance above or below the target performance for each of the performance measures. The width of the performance range considers the cyclical nature of our industry and business. Subject to the Committee's downward discretion, a calculated award is earned for each performance measure once the "threshold" performance target has been achieved for that measure. Actual performance below threshold performance results in no payout for that particular measure. Actual performance must equal or exceed the "maximum" performance target to achieve a maximum award for that measure. Absent the Committee's application of downward discretion, actual performance between the threshold and target, or the target and maximum, results in an interpolated award for that performance measure. In 2007, the performance range for ROCE was 9.5 percent at threshold, 19 percent at target and 28.5 percent at maximum. The performance range for steel shipments was 17.2 million tons at threshold, 21.5 million tons at target and 25.8 million tons at maximum.

The short-term incentive compensation plan uses three additional performance measures, referred to as "citizenship" measures. The Committee believes that a responsible, well-functioning company must maintain certain citizenship standards and the Committee desires to reward behavior that promotes the increased safety of our workforce, the increased diversity of our workforce and the reduction of the Corporation's environmental emissions. These three citizenship measures are used as modifiers, each capable of increasing or decreasing an executive's calculated award by 5 percent of the target award.

Target performances for our citizenship measures are based on the prior year's performance with the safety performance measure requiring a specified improvement to reach the target performance. Meeting a citizenship measure's target performance does not change the executive's calculated award; however, failure to meet a citizenship measure's target performance produces a five percentage point reduction to an executive's calculated award and exceeding such target performance would yield a five percentage point increase to the calculated award.

Short-term incentive awards are paid in cash and can range from 0 percent to 200 percent of an executive's target award based upon actual corporate performance under the two main performance measures. If performances for all three citizenship measures exceed the target performance objectives, an additional 15 percentage points can be earned, resulting in a maximum opportunity of 215 percent of an executive's target award. Failure to achieve target performances for all three citizenship measures would result in a maximum deduction, absent negative discretion, of 15 percent from the calculated award for the two main performance measures.

Pursuant to the Program's Administrative Regulations, the performance measures exclude the effects of acquisitions for the performance period in which the acquisition occurs unless such effect was contemplated in setting the targets at the beginning of the period. Accordingly, the effects related to the acquisitions of Lone Star Technologies, Inc. and Stelco Inc. were excluded from the calculation of 2007 performances.

Descriptions of the performance measures are provided below.

Return on Capital Employed (ROCE)

Return on Capital Employed accounts for 80 percent of an executive's overall target award. It is calculated annually (excluding charges or credits for business dispositions, acquisitions, asset sales, asset impairments, and workforce reductions) by dividing our annual income from operations by average capital employed in the business. Capital employed is calculated using quarterly averages of the sum of receivables; inventories; net property, plant and equipment; less accounts payable.

Shipment Tons

Shipment Tons are defined as the total tons of steel products we ship worldwide during the year, and this measure accounts for 20 percent of an executive's overall target award. Shipments from the facilities that are the subject of dispositions and acquisitions during the current Performance Period are excluded from this measure.

Citizenship Measures

The citizenship measures are safety performance, workforce diversity and environmental emissions improvement; each acts as a modifier (plus or minus 5% of the target award) to the award amount. Safety performance means annual improvement in the number of serious work-related injuries among domestic and expatriate employees that prevent an employee from returning to work for 45 days or more. Workforce diversity means annual improvement in the ratio of minority and female domestic and expatriate employees to the total of all domestic and expatriate employees. Environmental emissions improvement means improvement in the number of domestic and foreign occurrences of noncompliant air and water emissions.

Change in Pension Value & Nonqualified Deferred Compensation Earnings

The values shown under this column reflect for each executive the value of pension benefits and nonqualified deferred compensation benefits earned in the most recently completed year. The amounts shown include any enhancements to the benefit formulas provided through letter agreements, if any, with the Corporation and exclude any benefits earned under plans of formerly affiliated companies. The present value of the accumulated benefit for each executive, reflecting all benefits earned as of December 31, 2007 by the executive under each plan or letter agreement, is reflected in the table located under "Pension Benefits."

All Other Compensation

The components of 2007 All Other Compensation are shown in footnote 5 to the "Summary Compensation Table" and include the following:

  •
  Life Insurance Premiums that are paid to provide life insurance protection in lieu of basic life insurance under the Corporation's insurance program. Premiums are calculated based on factors such as age and the amount of coverage provided. The program is designed to pay premiums to the insurance company until the executive reaches age 62 unless the employee terminates employment without retiree life eligibility.

  •
  Steel Savings Plan Contributions that are made by U. S. Steel in the form of the Corporation's common stock to the executive's account in the Steel Savings Plan (a federal income tax-qualified defined contribution plan also known as a "401(k) plan") during the most recently completed fiscal year. The Steel Savings Plan is available to all non-represented, domestic employees of U.S. Steel and certain of its subsidiaries and affiliates. Enrollment is voluntary and is available after the participant attains one full calendar month of service. The plan is designed to allow employees to supplement their retirement income. The Corporation supports the Steel Savings Plan by matching its employees' contributions up to certain limits. An employee's eligibility for additional matching contributions increases over time as the employee attains more years of service. As with the Steel Pension Plan, longer service results in higher rewards.

  •
  Under the Supplemental Savings Program, executives accrue benefits in the form of phantom shares of U. S. Steel common stock equal to the portion of the Corporation's matching contributions to the Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation and annual contributions (see discussion under "Nonqualified Deferred Compensation").

  •
  Foreign Service Payments and Benefits are premiums, allowances, reimbursements, and tax gross-ups and settlements associated with foreign service.

  •
  The range of perquisites available to our executives include limited personal use of corporate aircraft and automobiles, dining privileges, club memberships, financial planning and tax preparation services, parking expenses, personal use of Corporate properties and use of sport and entertainment tickets.

Not included in All Other Compensation are the values of dividends paid on restricted stock awards because these amounts are considered in determining the grant date fair market value shown under Stock Awards.

 Grants of Plan-Based Awards

									All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)							Grant Date Fair Value of Stock and Option Awards (6) ($)
											Exercise Price of Option Awards (5) ($/Share)
												Closing Price on Grant Date ($/Share)
Executive	Plan Name (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

J. P. Surma	AICP LTICP	— 5/29/2007	$737,755	$1,475,510	$3,172,347	8,850	17,700	35,400	15,400	34,000	$109.315	$110.100	$5,699,770

J. H. Goodish	AICP LTICP	— 5/29/2007	$354,381	$708,763	$1,523,840	3,550	7,100	14,200	6,150	13,600	$109.315	$110.100	$2,281,628

G. R. Haggerty	AICP LTICP	— 5/29/2007	$277,506	$555,012	$1,193,276	2,350	4,700	9,400	4,100	9,100	$109.315	$110.100	$1,517,893

D. H. Lohr	AICP LTICP	— 5/29/2007	$201,883	$403,765	$868,095	1,700	3,400	6,800	3,000	6,600	$109.315	$110.100	$1,102,536

T. W. Sterling	AICP LTICP	— 5/29/2007	$211,379	$422,758	$908,929	1,700	3,400	6,800	3,000	6,600	$109.315	$110.100	$1,102,536

(1)
AICP is the Executive Management Annual Incentive Compensation Program under the United States Steel Corporation 2005 Annual Incentive Compensation Plan. LTICP is the Long-Term Incentive Compensation Program under the United States Steel Corporation 2005 Stock Incentive Plan.

(2)
Performance award grant which vests in 2010 after a three-year performance period, subject to pro rata vesting for employment during the performance period, with payout based upon the rank of our total shareholder return compared to the total shareholder returns for the companies in the peer group, and which does not pay dividends or carry voting privileges.

(3)
Time-based restricted stock grant which vests over a three-year period (1/3 on May 29, 2008, 1/3 on May 29, 2009 and 1/3 on May 29, 2010), subject to pro rata vesting for employment during the vesting period, which pays quarterly dividends at a non-preferential rate, currently $.25/share, and which carries voting privileges.

(4)
Option awards have a 10-year term and vest over a three-year period (1/3 on May 29, 2008, 1/3 on May 29, 2009, and 1/3 on May 29, 2010), subject to pro rata vesting for employment during the vesting period.

(5)
Exercise Price of Option Awards is the fair market value (average of the high and low) stock price on the grant date, in accordance with the 2005 Stock Incentive Plan as approved by the shareholders. The closing price on May 29, 2007 was $110.10 and was above the exercise price.

(6)
Represents the full grant date fair market value for the equity incentive awards, stock awards and option awards, calculated in accordance with FAS 123(R) as described in the Form 10-K for the year ended December 31, 2007, Financial Statement Footnote 13.

Discussion of the
Grants of Plan-Based
Awards Table

Grant Date
Our equity-based awards are considered for grant by the Compensation & Organization Committee ("the Committee") and, if approved, customarily are granted at the Committee's May meeting. (In 2007, the Committee made grants to a small number of employees in connection with new hirings and the Lone Star Technologies, Inc. and Stelco Inc. acquisitions.) Grants are not timed in any way with the release of material non-public information. The exercise price for option awards is set at the average of the high and low stock prices on the grant date. The date of grant is the date that the Committee approves the grant unless the Committee meets on a day the market is not open, in which case the grant date is the next day the market is open.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Our executives receive non-equity incentive compensation under our 2005 Annual Incentive Compensation Plan, which was approved by the Corporation's shareholders in 2005. For a discussion of the program, the 2007 performance measure targets and the 2007 award amounts see "Compensation Discussion & Analysis—Elements of Executive Compensation—Short-Term Incentive Awards." For more information regarding the program, and a description of the specific performance measures, see "Summary Compensation Table—Discussion of the Summary Compensation Table—Non-Equity Incentive Plan Compensation".

Estimated Future Payouts Under Equity Incentive Plan Awards

Under the 2005 Stock Incentive Plan, which the shareholders approved on April 26, 2005, the Committee approved the Long-Term Incentive Compensation Program, which enables executives to receive grants of options, restricted stock, and performance awards. We have not engaged in any repricing or other material modification of any outstanding option or other equity-based award under the plan.

Performance Awards

Performance award grants were made on May 29, 2007 to all named executive officers. Vesting is performance-based and occurs, if at all, following the end of the three-year performance period (the "performance period") on the date the Committee meets to determine the Corporation's actual performance for the performance period. The 2007 performance period began on the third business day following the public release of the Corporation's earnings for the first quarter of 2007 (April 27, 2007) and will end the earlier of (i) the end of the twelfth business day following the public release of the Corporation's earnings for the first quarter of 2010 or (ii) the date of a change in control of the Corporation. Performance award shares do not pay dividends or carry voting privileges. Performance award payouts are based on the Corporation's total shareholder return (TSR) compared to the TSR for each company in a peer group of companies. Definitions and calculations used in determining the TSR are as follows:

(a)
Average Measurement Period Price = the average of the fair market values (average of the high and low stock prices on each trading day) for the ten business day period beginning on the third business day following the public release of earnings for the first quarter of a fiscal year (the "Measurement Period").

(b)
Initial Price = the Average Measurement Period Price for the initial Measurement Period which follows the first quarter of the grant date year.

(c)
Final Price = the Average Measurement Period Price for the final Measurement Period which follows the first quarter of the third fiscal year succeeding the grant date year.

(d)
Annualized TSR = ((Final Price + all dividends paid during the relevant performance period)/Initial Price)^(1/3)-1. The use of the cube root ("^(1/3)") in the calculation of Total Shareholder Return effectively restates the return as an annual rate of return; that is, if the Total Shareholder Return for the three-year performance period was 45 percent, this calculation would state the Total Shareholder Return as an annual return rate of approximately 13 percent. The Committee believes a comparison of annual rates of return facilitates the ability to keep the rates of return in perspective.

Award payouts are determined based on the rank of our TSR compared to the TSRs of the companies in our designated peer group. No payouts are made if our TSR ranks below the 25th percentile; the payout is 50 percent of target (the threshold award) if our TSR rank is at the 25th percentile; the payout is 100 percent of target (the target award) if our TSR rank is at the 50th percentile; and the payout is 200 percent of target (the maximum award) if our TSR rank is at or above the 75th percentile. Interpolation is used to determine actual awards for performance between the threshold and target and target and maximum award levels.

For the 2007 performance award grants, our peer companies are:

AK Steel Holding Corporation	MeadWestvaco Corporation
Alcan Inc.	Navistar International Corporation
ALCOA Inc.	Nucor Corporation
Caterpillar Inc.	PACCAR Inc.
Deere & Company	Parker Hannifin Corporation
E. I. du Pont de Nemours and Company	PPG Industries, Inc.
Eastman Chemical Company	Sunoco, Inc.
Eaton Corporation	Terex Corporation
Hess Corporation	Textron Inc.
Honeywell International, Inc.	The Goodyear Tire & Rubber Company
Ingersoll-Rand Company Limited	The Timken Company
International Paper Company	Union Pacific Corporation
Johnson Controls, Inc.	Visteon Corporation
Lear Corporation	Weyerhaeuser Company
Masco Corporation	Whirlpool Corporation

Pursuant to the administrative regulations for the long-term incentive program, the performance award grants require the annual selection and approval by the Committee of a peer group for TSR comparison purposes. In January 2007, the Committee approved the 2007 performance award peer group with the following changes from the 2006 performance award peer group:

  •
  Removal of the following three companies who were either acquired or filed for bankruptcy:

    Dana Corporation,
    Georgia Pacific Corporation, and
    Phelps Dodge Corporation

  •
  And the addition of the following three companies to replace those eliminated:

    Honeywell International, Inc.,
    Parker-Hannifin Corporation, and
    Terex Corporation.

The Committee may not increase performance awards but retains discretion to reduce any and all award amounts to an amount below the amount that would be payable as a result of performances measured against the target performances.

Stock Awards: Number of Shares of Stock

Restricted stock grants were made on May 29, 2007 to all named executive officers. They are time-based awards and vest over a three-year period with 1/3rd of the granted shares vesting on May 29, 2008; an additional 1/3rd of the shares vesting on May 29, 2009; and the remaining 1/3rd of the shares vesting on May 29, 2010; subject to continued employment on the vesting dates (a portion of the shares may vest on the next vesting date if an executive retires during the vesting period—see "Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Restricted Stock").

All Other Option Awards: Number of Securities

Option grants were made on May 29, 2007 to all named executive officers. They are time-based, with a ten-year term, and vest over a three-year period with 1/3rd of the granted shares vesting on May 29, 2008; an additional 1/3rd of the shares vesting on May 29, 2009; and the remaining 1/3rd of the shares vesting on May 29, 2010; subject to continued employment on the vesting dates (a portion of the shares may vest on the next vesting date if an executive retires during the vesting period—see "Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Stock Options").

Exercise Price of Option Awards

The exercise price of option grants is the fair market value (average of the high and low stock prices) on the date of grant. For the May 29, 2007 grant, the $109.315 exercise price was less than the closing market price of $110.10.

Grant Date Fair Value of Stock and Option Awards

The restricted stock, performance award and option values included in the Grant Date Fair Value column of this table are computed in accordance with FAS 123(R) as described in the Form 10-K for the year ended December 31, 2007, Financial Statement Footnote 13. The restricted stock shares pay quarterly dividends at a non-preferential rate, currently $0.25 a share, and carry voting privileges; the value of these dividends is reflected in the fair market value of the restricted stock grant.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards				Stock Awards
Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (1) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

J. P. Surma	225,000 146,500 18,133	36,267 34,000	$29.540 $40.370 $65.400 $65.400 $109.315	5/25/2012 5/24/2013 5/30/2016 5/30/2016 5/29/2017	40,100	$4,848,491	91,400	$11,051,174

J. H. Goodish	71,000 7,166	14,334 13,600	$40.370 $65.400 $65.400 $109.315	5/24/2013 5/30/2016 5/30/2016 5/29/2017	19,050	$2,303,336	36,400	$4,401,124

G. R. Haggerty	70,000 52,000 4,733	9,467 9,100	$29.540 $40.370 $65.400 $65.400 $109.315	5/25/2012 5/24/2013 5/30/2016 5/30/2016 5/29/2017	11,300	$1,366,283	24,000	$2,901,840

D. H. Lohr	3,566	7,134 6,600	$65.400 $65.400 $109.315	5/30/2016 5/30/2016 5/29/2017	8,150	$985,417	17,800	$2,152,198

T. W. Sterling	2,000	4,000 6,600	$65.400 $65.400 $109.315	5/30/2016 5/30/2016 5/29/2017	5,900	$713,369	13,000	$1,571,830

(1)
Options granted in May 2007 vest over a 3-year period (1/3 on May 29, 2008, 1/3 on May 29, 2009 and 1/3 on May 29, 2010 and options granted in May 2006 vest over a 3-year period (1/3 vested on May 30, 2007, 1/3 will vest on May 30, 2008 and 1/3 on May 30, 2009), subject to pro rata vesting for employment during the vesting period.

(2)
The 2007 restricted stock grant which vests over a 3-year period (1/3 on May 29, 2008, 1/3 on May 29, 2009 and 1/3 on May 29, 2010), the 2006 restricted stock grant which vests over a 3-year period (1/3 vested on May 30, 2007, 1/3 will vest on May 30, 2008 and 1/3 will vest on May 30, 2009) and the 2005 performance restricted stock grant which vested 50 percent on May 24, 2007 and will vest the remaining 50 percent on May 24, 2008. The 2007 and 2006 restricted stock grants are subject to pro rata vesting during the vesting period.

(3)
Performance awards vest after a 3-year performance period based upon total shareholder return during the performance period and continued employment. Using stock prices and dividends reported since the beginning of the respective performance periods, we estimate that the Corporation has performed at the 83rd percentile for the 2007 award and at the 81st percentile for the 2006 award through December 31, 2007. The table below shows estimated performance and the number of shares corresponding to the next highest performance level (threshold, target or maximum) for each performance award grant.

Performance Award Grants
Executive	Grant Date	Performance Period	Company Performance through 12/31/07 (Percentile)	Next Highest Performance Level	Number of Shares @ Next Highest Performance Level

J. P. Surma	5/29/2007 5/30/2006	2nd Quarter 2007 through 2nd Quarter 2010 2nd Quarter 2006 through 2nd Quarter 2009	83rd 81st	Maximum Maximum	35,400 56,000

J. H. Goodish	5/29/2007 5/30/2006	2nd Quarter 2007 through 2nd Quarter 2010 2nd Quarter 2006 through 2nd Quarter 2009	83rd 81st	Maximum Maximum	14,200 22,200

G. R. Haggerty	5/29/2007 5/30/2006	2nd Quarter 2007 through 2nd Quarter 2010 2nd Quarter 2006 through 2nd Quarter 2009	83rd 81st	Maximum Maximum	9,400 14,600

D. H. Lohr	5/29/2007 5/30/2006	2nd Quarter 2007 through 2nd Quarter 2010 2nd Quarter 2006 through 2nd Quarter 2009	83rd 81st	Maximum Maximum	6,800 11,000

T. W. Sterling	5/29/2007 5/30/2006	2nd Quarter 2007 through 2nd Quarter 2010 2nd Quarter 2006 through 2nd Quarter 2009	83rd 81st	Maximum Maximum	6,800 6,200

Option Exercises and Stock Vested

During 2007, as a result of stock option exercises and the vesting of restricted stock awards, the following shares were acquired and value realized from grants made in years prior to 2007:

	Option Awards		Stock Awards
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

J. P. Surma	75,000	$5,220,718	16,600	$1,805,477
J. H. Goodish	60,000	$3,787,667	9,700	$1,049,749
G. R. Haggerty	30,000	$2,244,211	5,100	$ 553,362
D. H. Lohr	30,000	$1,866,012	3,550	$ 385,658
T. W. Sterling	20,000	$1,313,803	2,000	$ 217,267

(1)
Value before taxes and exercise costs.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)

J. P. Surma	Steel Pension Plan Non Tax-Qualified Pension Plan Supplemental Pension Program Letter Agreement Total	6 6 6 9	$ 300,858 $ 905,880 $ 2,310,135 $ 4,099,886 $ 7,616,759

J. H. Goodish	Steel Pension Plan Non Tax-Qualified Pension Plan Supplemental Pension Program Total	38 38 38	$ 1,646,308 $ 1,867,952 $ 8,273,298 $11,787,558

G. R. Haggerty	Steel Pension Plan Non Tax-Qualified Pension Plan Supplemental Pension Program Total	32 32 32	$ 953,625 $ 937,252 $ 3,666,320 $ 5,557,197

D. H. Lohr	Steel Pension Plan Non Tax-Qualified Pension Plan Supplemental Pension Program Total	34 34 34	$ 1,106,737 $ 683,853 $ 2,994,000 $ 4,784,590

T. W. Sterling	Steel Pension Plan Non Tax-Qualified Pension Plan Supplemental Pension Program Total	39 39 39	$ 1,895,684 $ 1,259,303 $ 4,710,148 $ 7,865,135

(1)
Service shown represents credited service years (rounded) used to calculate accrued benefits as of December 31, 2007. In the case of Mr. Surma's Letter Agreement, 9 years is U. S. Steel's portion of the 15 year supplement. For a discussion of the terms of the Letter Agreement with Mr. Surma see "Letter Agreement" below.

(2)
The calculations represent the net present value of the executive's pension benefits accrued through December 31, 2007. Amounts shown are accumulated benefit obligation values which do not take into account earnings escalation after December 31, 2007. Key assumptions used for the calculations include a 5.75 percent discount rate and a 100 percent lump sum benefit election for all plans. Amounts exclude benefits to be paid from plans of formerly affiliated companies.

Steel Pension Plan

General Description of the Plan As Applicable to Non-Represented Employees

The United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 ("Steel Pension Plan") provides defined benefits for eligible non-represented, domestic employees who were hired before July 1, 2003. The Steel Pension Plan is designed to provide eligible employees with replacement income during retirement. The two primary benefits provided to non-represented employees are based on final earnings (the "Final Earnings Benefit") and career earnings (the "Career Earnings Benefit") formulas. Benefits may be paid as an actuarially determined lump sum in lieu of monthly pensions. The Internal Revenue Code (the "Code") limits the amount of pension benefits to be paid from federal income tax-qualified pension plans.

The Final Earnings Benefit component is based on a formula using a specified percentage (dependent on years of service) of average monthly earnings which is determined from the five consecutive 12-month calculation periods in which the employee's aggregate earnings were the highest during the last ten 12-month calculation periods of continuous service prior to retirement. Incentive compensation is not considered when determining average monthly earnings. Eligibility for an unreduced Final Earnings Benefit under the Steel Pension Plan is based on attaining at least 30 years of credited service or at least age 62 with 15 years of credited service. In addition to years of service and earnings while employed by U. S. Steel, service and earnings for certain purposes include those accrued while working for certain affiliated companies. All named executive officers, with the exception of Mr. Surma, are eligible for an unreduced early retirement pension under the Final Earnings Benefit component, and Mr. Surma is eligible for a deferred vested Final Earnings Benefit that is subject to reduction based on his age as of the commencement of the pension payments. If Mr. Surma had retired on December 31, 2007, his Final Earnings Benefit would have been reduced by 62.2 percent.

The annual normal retirement benefit under the Career Earnings Benefit component is equal to 1.3 percent of total career earnings. Incentive compensation is not considered when determining total career earnings. Career Earnings Benefits commenced prior to attaining normal retirement or age 62 with 15 years of service, but after attaining age 58, are subject to an early commencement reduction equal to one-quarter of one percent for each month the commencement of pension payments precedes the month in which the participant attains the age of 62 years and one month. Career Earnings Benefits commenced prior to attaining age 58 are based on 1.0 percent of total career earnings and subject to a larger early commencement reduction. With respect to the Career Earnings Benefit, Messrs. Goodish and Sterling are eligible for early retirement pensions because they have attained at least 30 years of credited service; however, such benefits are reduced in each case by one-quarter of one percent for each month the commencement of pension payments precedes the month in which they attain the age of 62 years and one month. Mrs. Haggerty and Mr. Lohr, each with at least 30 years of credited service, are both eligible for early retirement; however, because they have not attained the age of 58, their annual Career Earnings Benefits are equal to 1.0 percent (versus 1.3 percent) of their respective total career earnings. Additionally, their Career Earnings Benefits are subject to reduction based on their ages as of the commencement of the pension payments. If they had retired on December 31, 2007, Mrs. Haggerty's annual Career Earnings Benefit would have been reduced by 53.6 percent, and Mr. Lohr's annual Career Earnings Benefit would have been reduced by 47.9 percent. Mr. Surma is eligible for a deferred vested Career Earnings Benefit that is subject to reduction based on his age as of the commencement of the pension payments. If Mr. Surma had retired on December 31, 2007, his annual Career Earnings Benefit would have been equal to 1.3 percent of his total career earnings reduced by 62.2 percent of the benefit.

Benefits accrued for each executive for the purpose of calculating both the Final Earnings and Career Earnings Benefits are limited to base salary as reflected in the

Salary column of the Summary Compensation Table and any foreign service premium where applicable. The "Present Value of the Accumulated Benefit" under the Steel Pension Plan for each executive is reflected in the table located under "Pension Benefits."

Steel Pension Plan Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 62, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2007. Estimated final average earnings were developed based on the average of the actual salaries paid in the last five of the past ten years prior to December 31, 2007, that produced the highest average. The salary amounts include base wages, excluding incentive compensation. Other key actuarial assumptions regarding the calculations are identified in the footnote to the Pension Benefits table. The number of years of credited service in the Pension Benefits table shows the number of years earned and used to calculate the accrued benefits reported as of December 31, 2007.

Non Tax-Qualified Pension Plan

General Description of the Plan

The purpose of the United States Steel Corporation Non Tax-Qualified Pension Plan is to compensate individuals for the loss of benefits under the Steel Pension Plan that occur due to certain limits established or required under the Code. The amount payable under the Non Tax-Qualified Pension Plan is equal to the difference between the benefits the executive actually receives under the Steel Pension Plan and the benefits that the executive would have received under the Steel Pension Plan except for the limitations imposed by the Code.

Benefits paid under the Non Tax-Qualified Pension Plan are in the form of an actuarially determined lump sum distribution of both the benefits payable to the executive and the benefits payable to the surviving spouse and/or other survivor upon the named executive's termination of employment. Benefits will not be payable under the Non Tax-Qualified Pension Plan with respect to an executive who terminates employment prior to age 60 unless the Corporation consents to the termination; provided, however, such consent is not required for terminations on account of death or involuntary termination, other than for cause.

Non Tax-Qualified Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Non Tax-Qualified Pension Plan and was based on the same provisions and eligibility status as determined under the Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 60, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2007. Other key actuarial assumptions regarding the calculations are identified in footnote 2 to the table located under "Pension Benefits." In addition, Mr. Surma has a letter agreement with the Corporation that supplements his pension benefits under this Plan.

Supplemental Pension Program

General Description of the Program

The purpose of the United States Steel Corporation Executive Management Supplemental Pension Program is to provide a pension benefit for executives and certain non-executives who participate in our Steel Pension Plan (see "Compensation Discussion & Analysis—Elements of Executive Compensation—Retirement Benefits—Qualified Plans") with respect to compensation paid under the short-term incentive compensation plans of the Corporation, its subsidiaries, and its joint ventures.

Executives become eligible to receive a benefit under the Supplemental Pension Program at retirement or termination of employment with at least 15 years of continuous service. Benefits will not be payable under the Supplemental Pension Program with respect to an executive who (a) terminates employment prior to age 60 or (b) terminates employment within 36 months of the date coverage under the Supplemental Pension Program begins (when coverage begins after July 31, 2006), unless the Corporation consents to the termination; provided, however, such consent is not required for terminations because of death or involuntary termination, other than for cause.

An executive's average earnings are used to calculate the benefit under the Supplemental Pension Program and are defined as the average monthly earnings derived from the total short-term incentives (described as Non-Equity Incentive Plan Compensation in the Summary Compensation Table) paid or credited to the executive under the 2005 Annual Incentive Compensation Plan (and/or under similar incentive plans or under profit sharing plans, if the employing entity has a profit sharing plan rather than an incentive plan) with respect to the three calendar years for which total short-term incentive payments were the highest out of the last ten consecutive calendar years prior to the executive's termination. Short-term incentive payments payable for the calendar year in which termination occurs will be considered if such payment produces average earnings greater than that determined at termination. Benefits are paid as an actuarially determined lump sum. Such lump sum cannot be less than the lump sum value determined using the executive's highest monthly accrued benefit under the Program.

Supplemental Pension Program Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Supplemental Pension Program. Assumptions used in the calculations include a normal retirement age of 60, a lump sum payment, and average earnings as of December 31, 2007 (includes 2007 incentive compensation paid in 2008). Other key actuarial assumptions regarding the calculations are identified in the footnote to the Pension Benefits table. Credited service under the Supplemental Pension Program is the same as under the Steel Pension Plan. Mr. Surma has a letter agreement with the Corporation which supplements his pension benefits under this program.

Letter Agreement

When Mr. Surma joined USX Corporation as an employee of Marathon in 1997, he was provided certain pension benefits in an employment agreement. U. S. Steel has partially assumed the obligation for this employment agreement. The supplemental pension benefits assumed by U. S. Steel consist of the difference between (1) Mr. Surma's enhanced pension benefits determined with incremental service under the Steel Pension Plan, the Non Tax-Qualified Pension Plan, and the Supplemental Pension Program, and (2) his actual pension benefits under the Steel Pension Plan, the Non Tax-Qualified Pension Plan, and the Supplemental Pension Program determined with his actual accrued service. Mr. Surma's enhanced pension benefits are determined by increasing the service he actually accrues under such plans by (a) 15 years for the purpose of computing his benefit eligibility and vesting and (b) a number of years equal to the product of 15 multiplied by the ratio of his actual accrued service under the Steel Pension Plan to his actual accrued service under both the Steel and Marathon Pension plans for the purpose of calculating his pension benefits (9 years) as of December 31, 2007. The pension benefits, so calculated, will be paid by the Corporation to Mr. Surma in accordance with the formulas of the applicable plans upon his retirement or, in the event of his death before retirement, to his surviving spouse or, if there is no surviving spouse, to his estate.

Nonqualified Deferred Compensation

Under the Supplemental Savings Program, executives accrue benefits in the form of phantom shares of U. S. Steel common stock equal to the portion of the company matching contributions to the Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation ($225,000 in 2007) and combined company and individual annual contributions ($45,000 in 2007). Company matching contributions to the Steel Savings Plan are equal to 100 percent of the amount of the executive's contributions to the Steel Savings Plan (except for catch-up contributions) up to 5 or 6 percent of their eligible base salary (depending upon their length of service). Earnings in 2007 include the increase in the value during 2007 of the phantom U. S. Steel common stock (and Marathon Oil Corporation phantom stock received prior to 2002).

An executive receives a lump sum distribution of the benefits payable under this program upon his or her (a) termination of employment with five or more years of continuous service, (b) termination of employment, prior to attaining five years of continuous service, with the consent of the Corporation, or (c) pre-retirement death. Shown in the table below are the accruals under this plan for 2007.

Executive	2007 Company Contributions (1)	2007 Aggregate Earnings (2)	2007 Year-End Aggregate Balance

J. P. Surma	$54,667	$279,059	$742,545
J. H. Goodish	$26,101	$110,936	$297,359
G. R. Haggerty	$19,001	$179,755	$487,097
D. H. Lohr	$11,301	$ 59,139	$156,195
T. W. Sterling	$12,502	$ 90,684	$261,091

(1)
Contributions included in the All Other Compensation column of the Summary Compensation Table. (See footnote 5 to that table for detail.) Contributions in prior years have been reported under All Other Compensation in the Summary Compensation Table.

(2)
Balance at the end of 2007, less 2007 contributions, less balance at the beginning of 2007. Includes dividends.

Potential Payments Upon Termination or Change in Control

The compensation and benefits payable to our executives upon termination vary depending upon the event triggering the termination and the executive's relevant employment facts at the time of termination. For purposes of the tables and discussions below, we have assumed the following termination scenarios (the column references are to the columns in the tables that follow):

Termination
Scenarios

Voluntary Termination (with Consent) or Retirement—(Column A)

This termination scenario assumes retirement pursuant to a retirement plan. Benefits under the Non Tax-Qualified Pension Plan and the Supplemental Pension Program are not payable to an executive who voluntarily terminates employment prior to age 60, unless the Corporation consents to such termination. We have assumed the Corporation's consent to retire prior to age 60 under this scenario; however, the Corporation usually reserves its consent for an executive who has served the Corporation well, is not leaving for an opportunity at another company, and is not leaving prior to the development of his or her successor.

Respecting long-term incentives, the Committee has discretion to terminate unvested awards upon termination and certain vested option awards if the executive retires before the age of 65. While the Committee always reserves its right to decide these matters on a case-by-case basis, its practice has been to prorate the vesting of the shares scheduled to vest during the current vesting period for time served during the current vesting period (for example, seven months worked during the twelve-month vesting period from June 2007 to May 2008 would result in a vesting of seven-twelfths of the number of shares scheduled to vest in May 2008, with no such pro rata vesting for the shares scheduled to vest after May 2008). Given our assumption under this scenario that the Committee has consented to the executive's retirement, the pro rata vesting discussed above has been applied.

Voluntary Termination (Without Consent) or Involuntary Termination (for Cause)—(Column B)

This termination scenario assumes that U. S. Steel does not consent to an executive's voluntary termination of his or her employment prior to age 60, or that U. S. Steel terminates the executive's employment for cause. Under these conditions, the Committee is not likely to exercise any discretion that it may have in favor of the executive.

Involuntary Termination (Not for Cause)—(Column C)

Events that could cause U. S. Steel to terminate an executive's employment involuntarily, not for cause, include the curtailment of certain lines of business or a facility shutdown where the executive's services are no longer required due to business conditions. Prior to the involuntary termination, the executive may be eligible for benefits under our Layoff Benefit Program for Non-Union Employees, which may include the payment of a percentage of base salary, basic life and health insurance and creditable service toward pension while on layoff.

Change in Control and Termination—(Column D)

All of U. S. Steel's executives have severance agreements, or "change in control agreements." In addition to the benefits paid pursuant to the severance agreements, all long-term incentive awards will vest without regard to employment status, and benefits will be paid according to each benefit plan's provisions following the termination of an executive's employment in connection with a change in control.

The severance agreements expire on December 31, 2009; however, unless notice to the contrary is given to the executive by the Corporation not later than September 1 of each year, his or her agreement will automatically be extended for one year. The agreements are automatically extended for 24 months in the event of a Change in Control (defined below). The following discussion describes the events and circumstances that will trigger payments under the change in control agreements.

Generally, payments are triggered upon the occurrence of both a change in control of the Corporation and termination of the executive's employment. Under the agreements, each executive agrees to remain in the employ of the Corporation until the earlier of (i) a date three months after a Change in Control and (ii) a date six months after a Potential Change in Control (defined below). There is a Good Reason (defined below) termination exception to the contract; however, in order for the Corporation to be obligated to pay the benefits under the contract, all Good Reason terminations must also involve an actual Change in Control (if the Good Reason termination occurs prior to a Change in Control, the change in control must be a 409A Change in Control; see definition below).

Following a Change in Control, if there is a termination by the Corporation (other than for cause or disability) or by the executive for Good Reason, the executive is entitled to the following benefits, most of which are discussed under "Discussion of Compensation Elements," below:

  •
  Accrued compensation and benefits;

  •
  Cash severance;

  •
  Supplemental retirement benefit;

  •
  Active medical;

  •
  Outplacement services,

  •
  Excise tax gross up;

  •
  Supplemental Savings Benefit—equal to the unvested portion of the Corporation's contributions to the executive under the tax-qualified and non tax-qualified savings plans; and,

  •
  Legal fees—reimbursement for monthly legal fees incurred as a result of termination of employment and incurred in contesting or disputing such termination or seeking to enforce any right or benefit under the agreement or in connection with any tax audit relating to IRC sections 4999 (excise taxes) or 409A (deferred compensation).

A "Good Reason" termination involves a voluntary termination following any of these events:

  •
  An executive is assigned duties inconsistent with his or her position;

  •
  Reduction in base salary;

  •
  Relocation in excess of 50 miles from the executive's current work location;

  •
  Failure to continue all of the Corporation's employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which the executive participates or failure of the Corporation to continue the executive's participation therein at amounts and levels relative to other participants;

  •
  Failure of the Corporation to obtain agreement from any successor to the Corporation to assume and perform the agreement; or

  •
  Any termination that is not effected pursuant to a Notice of Termination (a Notice of Termination is to be given by the Corporation in connection with any termination for cause or disability and the executive must give a notice of termination in connection with a termination for good reason).

A "Change in Control" happens under the agreements if any of the following occurs:

  •
  A person (defined to include individuals, corporations, partnerships, etc.) acquires 20 percent or more of the voting power of the Corporation;

  •
  A merger occurs involving the Corporation except (a) a merger with at least a majority of continuing directors and (b) a merger involving a division, business unit or subsidiary;

  •
  A change in the majority of the Board of Directors;

  •
  A sale of all or substantially all of the assets of the Corporation; or

  •
  Shareholder approval of a plan of complete liquidation.

A "Potential Change in Control" occurs if:

  •
  The Corporation enters into an agreement that would result in a Change in Control;

  •
  A person acquires 15 percent or more of the voting power of the Corporation;

  •
  There is a public announcement by any person of intentions that, if consummated, would result in a Change in Control; or

  •
  The Corporation's Board of Directors passes a resolution stating that a Potential Change in Control has occurred.

A "409A Change in Control" is similar to a Change in Control except that it meets the Section 409A requirements. The main difference between the two definitions is that a 409A Change in Control requires a person to acquire 35 percent of the total voting power of the Corporation's stock, while a Change in Control requires a person to acquire 20 percent of the total voting power of the Corporation's stock. A 409A

Change in Control must occur prior to any payment in the event the termination precedes the Change in Control. In other words, payments under the change in control agreement are due to the executive following a 409A Change in Control if:

  •
  There is an involuntary termination by the Corporation (other than for cause or disability) or a voluntary termination by the executive for Good Reason,

  •
  The executive reasonably demonstrates that an Applicable Event has occurred, and

  •
  A 409A Change in Control occurs within twenty-four months following the termination.

An "Applicable Event" (a term used for various purposes, including defining points at which compensation amounts and periods are measured) means a Change in Control, Potential Change in Control or actions of a third party who has taken steps reasonably calculated to effect a Change in Control.

To the extent required by Section 409A of the Internal Revenue Code, payments will be delayed at least six months following the applicable reference date.

As mentioned above and except as discussed in the next sentence, all change in control agreements require a "double trigger" prior to the Corporation incurring any liability under the agreements; that is, all payments under the change in control agreements require (i) a termination and (ii) a Change in Control (or a 409A Change in Control). The one exception to the "double trigger" requirement pertains to the excise tax gross up provision, an obligation that could arise with or without a termination (see "Discussion of Compensation Elements—Excise Tax Gross Up," below).

Disability—(Column E)

Employees with at least 15 years of continuous service who become totally and permanently disabled prior to age 65 are eligible for termination of employment under a permanent incapacity pension (see "Steel Pension Plan" and "Non Tax-Qualified Pension Plan," below).

Death—(Column F)

If an employee with at least 15 years of service dies while actively employed, benefits under U. S. Steel's qualified and non-qualified plans are calculated as if the employee had retired on the date of his or her death (see "Discussion of Compensation Elements—Steel Pension Plan" and "Discussion of Compensation Elements—Non Tax-Qualified Pension Plan" below).

Potential
Payments
Upon
Termination
Tables

Below are tables developed using the above termination scenarios and an estimation of the amounts that would be payable to each named executive officer under the relevant scenario. A discussion of each of the types of compensation follows the tables (see "Discussion of Compensation Elements"). The estimated present values of the benefits provided to the named executives under each of these termination scenarios by the Corporation, the Qualified Pension Programs, or the Non-Qualified Pension Programs are shown using the following assumptions:

  1.
  Unless otherwise noted, the tables reflect amounts that would have been payable (subject to section 409A restrictions) at, following, or in connection with a termination of employment, whose triggering event occurred on December 31, 2007;

  2.
  The stock price used for valuation purposes for the 2007 amounts was the closing stock price on December 31, 2007, which was $120.91;

  3.
  The normal life expectancy obtained from the 1971 Group Annuity Mortality Tables, or, for a permanent incapacity type of pension, life expectancy obtained from the Disabled Life Expectancy Tables (wages and salaried) based on U. S. Steel experience, made gender neutral on a nine to one male/female ratio; and

  4.
  The December 31, 2007 Pension Benefit Guaranty Corporation interest rate of 3 percent was used to determine 2007 lump sum payment amounts.

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause)(2)	Change in Control and Termination(3)	Disability(4)	Death

J. P. Surma	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$ —	$ —	$ 482,378	$10,105,024	$ —	$ —
	Short-Term Incentive	$ 1,945,000	$ —	$ —	$ —	$ 1,945,000	$ 1,945,000
Long-Term Incentive:
	Stock Options (Unexercisable) (5)	$ 663,828	$ —	$ —	$ 2,407,393	$ 663,828	$ 663,828
	Restricted Stock (5)	$ 933,358	$ —	$ —	$ 3,820,756	$ 933,358	$ 933,358
	Performance Stock Award(6)	$ 4,405,826	$ —	$ —	$11,051,174	$ 4,405,826	$ 4,405,826
	Performance Restricted Stock(5)(7)	$ 599,512	$ —	$ —	$ 1,027,735	$ 599,512	$ 599,512

	SubTotal	$ 8,547,524	$ —	$ 482,378	$28,412,082	$ 8,547,524	$ 8,547,524

Benefits
	Steel Pension Plan	$ 223,035	$ 223,035	$ 298,012	$ 223,035	$ 253,786	$ 170,088
	Non Tax-Qualified Pension Plan	$ 623,885	$ —	$ 831,733	$ 623,885	$ 702,868	$ 463,064
	Supplemental Pension Program	$ —	$ —	$ —	$ —	$ —	$ —
	Supplemental Savings Program	$ 742,545	$ 742,545	$ 742,545	$ 742,545	$ 742,545	$ 742,545
	Letter Agreement	$10,930,494	$6,719,331	$13,735,921	$10,930,494	$11,241,693	$10,290,907
	Universal Life Insurance Protection	$ —	$ —	$ —	$ 123,486	$ 123,486	$ 2,230,000
	Active Medical	$ —	$ —	$ —	$ 35,457	$ —	$ —
	Supplemental Retirement Benefit	$ —	$ —	$ —	$ 5,754,115	$ —	$ —
	Outplacement Services	N/A	N/A	N/A	$ 15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$10,930,440	N/A	N/A

	SubTotal	$12,519,958	$7,684,911	$15,608,212	$29,378,456	$13,064,379	$13,896,604

	TOTAL	$21,067,483	$7,684,911	$16,090,590	$57,790,538	$21,611,903	$22,444,128

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause)(2)	Change in Control and Termination(3)	Disability(4)	Death

J. H. Goodish	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$ —	$ —	$ 405,007	$ 5,125,036	$ —	$ —
	Short-Term Incentive	$ 945,000	$ —	$ —	$ —	$ 945,000	$ 945,000
Long-Term Incentive:
	Stock Options (Unexercisable) (5)	$ 262,725	$ —	$ —	$ 953,335	$ 262,725	$ 262,725
	Restricted Stock (5)	$ 370,287	$ —	$ —	$ 1,517,421	$ 370,287	$ 370,287
	Performance Stock Award (6)	$ 1,750,508	$ —	$ —	$ 4,401,124	$ 1,750,508	$ 1,750,508
	Performance Restricted Stock (5)(7)	$ 458,450	$ —	$ —	$ 785,915	$ 458,450	$ 458,450

	SubTotal	$ 3,786,970	$ —	$ 405,007	$12,782,831	$ 3,786,970	$ 3,786,970

Benefits
	Steel Pension Plan	$ 1,932,093	$1,932,093	$ 2,095,669	$ 1,932,093	$ 2,028,648	$ 1,730,228
	Non Tax-Qualified Pension Plan	$ 2,588,779	$ —	$ 2,436,851	$ 2,588,779	$ 1,952,886	$ 2,410,528
	Supplemental Pension Program	$ 9,555,695	$ —	$ 9,543,937	$ 9,555,695	$ 8,167,214	$ 8,595,946
	Supplemental Savings Program	$ 297,359	$ 297,359	$ 297,359	$ 297,359	$ 297,359	$ 297,359
	Universal Life Insurance Protection	$ 123,894	$ 123,894	$ 123,894	$ 123,894	$ 123,894	$ 1,310,000
	Active Medical	$ —	$ —	$ —	$ 35,457	$ —	$ —
	Supplemental Retirement Benefit	$ —	$ —	$ —	$ 2,434,725	$ —	$ —
	Outplacement Services	N/A	N/A	N/A	$ 15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ 4,855,083	N/A	N/A

	SubTotal	$14,497,821	$2,353,346	$14,497,710	$21,838,085	$12,570,002	$14,344,061

	TOTAL	$18,284,791	$2,353,346	$14,902,717	$34,620,916	$16,356,972	$18,131,031

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination (3)	Disability (4)	Death

G. R. Haggerty	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$ —	$ —	$ 319,132	$ 4,140,036	$ —	$ —
	Short-Term Incentive	$ 735,000	$ —	$ —	$ —	$ 735,000	$ 735,000
Long-Term Incentive:
	Stock Options (Unexercisable) (5)	$ 173,786	$ —	$ —	$ 631,009	$ 173,786	$ 173,786
	Restricted Stock (5)	$ 244,507	$ —	$ —	$ 1,003,553	$ 244,507	$ 244,507
	Performance Stock Award (6)	$ 1,152,675	$ —	$ —	$ 2,901,840	$ 1,152,675	$ 1,152,675
	Performance Restricted Stock (5)(7)	$ 211,593	$ —	$ —	$ 362,730	$ 211,593	$ 211,593

	SubTotal	$ 2,517,561	$ —	$ 319,132	$ 9,039,168	$ 2,517,561	$ 2,517,561

Benefits
	Steel Pension Plan	$ 1,323,036	$1,323,036	$ 1,430,952	$ 1,323,036	$ 1,387,945	$ 1,203,913
	Non Tax-Qualified Pension Plan	$ 2,222,626	$ —	$ 2,690,219	$ 2,222,626	$ 2,018,619	$ 2,091,408
	Supplemental Pension Program	$ 7,585,644	$ —	$ 7,665,050	$ 7,585,644	$ 6,387,853	$ 6,909,223
	Supplemental Savings Program	$ 487,097	$ 487,097	$ 487,097	$ 487,097	$ 487,097	$ 487,097
	Universal Life Insurance Protection	$ 145,298	$ 145,298	$ 145,298	$ 145,298	$ 145,298	$ 1,070,000
	Active Medical	$ —	$ —	$ —	$ 30,771	$ —	$ —
	Supplemental Retirement Benefit	$ —	$ —	$ —	$ 2,465,152	$ —	$ —
	Outplacement Services	N/A	N/A	N/A	$ 15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ 3,750,805	N/A	N/A

	SubTotal	$11,763,701	$1,955,431	$12,418,615	$18,025,429	$10,426,812	$11,761,641

	TOTAL	$14,281,262	$1,955,431	$12,737,747	$27,064,597	$12,944,373	$14,279,202

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination (3)	Disability (4)	Death

D. H. Lohr	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$ —	$ —	$ 244,384	$ 3,111,054	$ —	$ —
	Short-Term Incentive	$ 530,000	$ —	$ —	$ —	$ 530,000	$ 530,000
Long-Term Incentive:
	Stock Options (Unexercisable) (5)	$ 130,372	$ —	$ —	$ 472,498	$ 130,372	$ 130,372
	Restricted Stock (5)	$ 183,380	$ —	$ —	$ 749,642	$ 183,380	$ 183,380
	Performance Stock Award (6)	$ 861,820	$ —	$ —	$ 2,152,198	$ 861,820	$ 861,820
	Performance Restricted Stock (5)(7)	$ 137,535	$ —	$ —	$ 235,775	$ 137,535	$ 137,535

	SubTotal	$ 1,843,107	$ —	$ 244,384	$ 6,721,167	$1,843,107	$ 1,843,107

Benefits
	Steel Pension Plan	$ 1,440,131	$1,440,131	$ 1,557,940	$ 1,440,131	$1,512,147	$ 1,273,005
	Non Tax-Qualified Pension Plan	$ 1,633,156	$ —	$ 1,943,935	$ 1,633,156	$1,439,448	$ 1,530,136
	Supplemental Pension Program	$ 5,378,919	$ —	$ 5,423,608	$ 5,378,919	$4,612,618	$ 4,761,727
	Supplemental Savings Program	$ 156,195	$ 156,195	$ 156,195	$ 156,195	$ 156,195	$ 156,195
	Universal Life Insurance Protection	$ 100,965	$ 100,965	$ 100,965	$ 100,965	$ 100,965	$ 810,000
	Active Medical	$ —	$ —	$ —	$ 35,457	$ —	$ —
	Supplemental Retirement Benefit	$ —	$ —	$ —	$ 2,139,979	$ —	$ —
	Outplacement Services	N/A	N/A	N/A	$ 15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ 3,067,895	N/A	N/A

	SubTotal	$ 8,709,366	$1,697,291	$ 9,182,643	$13,967,697	$7,821,373	$ 8,531,063

	TOTAL	$10,552,473	$1,697,291	$ 9,427,027	$20,688,864	$9,664,480	$10,374,170

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination (3)	Disability(4)	Death

T. W. Sterling	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$ —	$ —	$ 267,005	$ 2,985,024	$ —	$ —
	Short-Term Incentive	$ 520,000	$ —	$ —	$ —	$ 520,000	$ 520,000
Long-Term Incentive:
	Stock Options (Unexercisable) (5)	$ 79,642	$ —	$ —	$ 298,567	$ 79,642	$ 79,642
	Restricted Stock (5)	$ 134,009	$ —	$ —	$ 580,368	$ 134,009	$ 134,009
	Performance Stock Award (6)	$ 555,514	$ —	$ —	$ 1,571,830	$ 555,514	$ 555,514
	Performance Restricted Stock (5)(7)	$ 77,584	$ —	$ —	$ 133,001	$ 77,584	$ 77,584

	SubTotal	$ 1,366,749	$ —	$ 267,005	$ 5,568,790	$ 1,366,749	$ 1,366,749

Benefits
	Steel Pension Plan	$ 2,024,565	$2,024,565	$ 2,195,269	$ 2,024,565	$2,127,485	$ 1,799,474
	Non Tax-Qualified Pension Plan	$ 1,781,885	$1,781,885	$ 1,618,554	$ 1,781,885	$1,179,384	$ 1,630,491
	Supplemental Pension Program	$ 5,171,074	$5,171,074	$ 5,162,808	$ 5,171,074	$4,483,808	$ 4,537,341
	Supplemental Savings Program	$ 261,091	$ 261,091	$ 261,091	$ 261,091	$ 261,091	$ 261,091
	Universal Life Insurance Protection	$ 58,327	$ 58,327	$ 58,327	$ 58,327	$ 58,327	$ 850,000
	Active Medical	$ —	$ —	$ —	$ 30,771	$ —	$ —
	Supplemental Retirement Benefit	$ —	$ —	$ —	$ 1,254,580	$ —	$ —
	Outplacement Services	N/A	N/A	N/A	$ 15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ 2,214,631	N/A	N/A

	SubTotal	$ 9,296,942	$9,296,942	$ 9,296,049	$12,811,924	$8,110,095	$ 9,078,398

	TOTAL	$10,663,691	$9,296,942	$ 9,563,054	$18,380,714	$9,476,844	$10,445,147

(1)
Consent with respect to each component of pay. Category typically includes retirement pursuant to a retirement plan.

(2)
Cash severance benefits are paid during the layoff period. All other amounts become payable on December 31, 2008, after a 1-year period of layoff.

(3)
Each participant's age and service is increased by three years for non tax-qualified benefits purposes.

(4)
All benefits amounts would become payable on May 31, 2008 under a permanent incapacity pension, 5 months following a disabling event that occurred on December 31, 2007.

(5)
With the May grant dates and the pro rata vesting on each grant date anniversary, there are seven months (June through December) counted toward service for the unvested portion of the stock option and restricted stock awards under certain termination events. The stock options and restricted stock awards will vest at a rate of 7/36ths (June through December) except in the cases of (i) a change in control event, which will cause all unvested awards to vest, or (ii) a voluntary without consent or involuntary termination event, which will cause all unvested awards to be forfeited.

(6)
Assumes payout at a rate of 200 percent per vested share for both the 2007 and 2006 performance award grants based on performance through December 31, 2007. There are three possible vesting outcomes, depending upon the termination event: (i) all shares are presumed to vest in the event of a change in control (Column D), (ii) all shares are assumed to be forfeited in the event of a voluntary termination without consent or an involuntary termination (Columns B and C) and (iii) 7/36ths (June through December) of the 2007 grant and 19/36ths (the entire year) of the 2006 grant are assumed to vest on their respective vesting dates for all other termination events (Columns A, E and F).

(7)
Performance restricted stock was granted under the 2002 Stock Plan. Except in the case of a change in control (which will cause all of the awards to vest), it is assumed that 7/12ths would have vested on December 31, 2007 (seven months in 2007 of the twelve-month period from June 2007 to May 2008).

Discussion of
Compensation
Elements

Cash Severance
No cash severance payments are made with respect to an executive's termination of employment due to voluntary termination (with consent or retirement) (Column A), voluntary termination (without consent) or involuntary termination for cause (Column B), disability (Column E) or death (Column F).

Monthly layoff benefits are payable to executives for up to 12 months (depending on length of service) while on layoff in the event of an involuntary termination not for cause (Column C).

Cash severance is one of the payments made to executives under the change in control agreements in the event of a termination in connection with a change in control (Column D) (see "Terminations Scenarios—Change in Control and Termination" above). Under the agreements with our named executive officers payment would be made in a lump sum amount equal to three times the sum of (a) base salary and (b) the current target under the short-term incentive compensation program (or, if higher than the target, the average short-term incentive compensation for the prior three years).

Short-Term Incentive

Following a voluntary termination with the Committee's consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column F), an executive would be entitled to receive a short-term incentive award if (a) the relevant performance goals are achieved, (b) the executive is employed for at least six months during the performance period, and (c) the Committee does not exercise its discretion to reduce or eliminate the award.

If an executive's employment terminates voluntarily without the Committee's consent or involuntarily (Columns B and C), regardless of whether the termination is for cause or not for cause, no short-term incentive award is payable.

While the cash severance payment, discussed above, includes a multiple of the target short-term incentive, no payments are made pursuant to the short-term incentive program in the event of a change in control (Column D).

Stock Options

Following a voluntary termination with the Committee's consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column F), a prorated number of an executive's unvested stock options will vest based on the number of complete months worked during the vesting period, subject to the Committee's discretion. The remaining unvested options will be forfeited. All vested options granted under the current stock plan remain exercisable for three years after termination or, if less, until the original expiration date. Options granted under the 2002 Stock Plan remain exercisable for seven, five, or three years, depending upon the grantee's position at the time of grant, or, if less, until the original expiration date.

If an executive's employment terminates voluntarily without the Committee's consent or involuntarily (Columns B and C)(regardless of whether the termination is for cause or not for cause), all remaining unvested options are forfeited.

Stock options vest immediately, without regard to continued employment, upon a change in control (Column D). If an executive is terminated for any reason other than cause within three years after a change in control, all options will remain exercisable for the remainder of their term. Unvested stock options will not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control (see "Termination Scenarios—Change in Control and Termination" for definition) occurs within twenty-four months following the commencement of the potential change in control period.

Restricted Stock

Following a voluntary termination with the Committee's consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column F), a prorated number of an executive's unvested restricted shares will vest based on the number of complete months worked during the vesting period, subject to the Committee's discretion. The remaining unvested restricted stock will be forfeited.

If an executive's employment terminates voluntarily without the Committee's consent or involuntarily (Columns B and C)(regardless of whether the termination is for cause or not for cause), all remaining unvested restricted stock is forfeited.

Restricted stock vests immediately upon a change in control (Column D), without regard to employment status. Unvested restricted stock will not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Performance Awards

Following a voluntary termination with the Committee's consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column F), the prorated value of the performance awards will vest based on the number of complete months worked during the relevant performance period (each is approximately three years), provided in each case that the relevant performance goals are achieved, and subject to the Committee's discretion to reduce or eliminate the award.

If an executive's employment terminates voluntarily without the Committee's consent or involuntarily (Columns B and C) (regardless of whether the termination is for cause or not for cause), all remaining unvested performance awards are forfeited.

Performance awards vest immediately upon a change in control (Column D), without regard to continued employment, at the higher of 100 percent of target and actual performance over the abbreviated performance period. Unvested performance awards will not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Performance Restricted Stock

Unvested performance restricted stock was granted in 2005 under the 2002 Stock Plan. The performance period for performance measurement purposes was the year 2005 and, in May of 2006, the Committee determined that the performance criteria had been satisfied and that the stock would vest at the rate of 100 percent, subject to the continued employment of the executive on the second and third anniversaries of the grant date. One half of the shares vested on May 24, 2007, and, assuming the executives remain employed, the remaining half will vest on May 24, 2008. The Stock Plan Officer or the Committee may cause the immediate forfeiture of unvested shares, or could vest all of the unvested shares, after a grantee leaves or retires (Column A). The Committee will make these decisions on a case-by-case basis. For purposes of this analysis, we have assumed that, if the executive leaves with consent (Column A), the Committee will vest, similar to the vesting provisions used under the 2005 Stock Incentive Plan, a pro rata portion of the part of the grant that was next scheduled to vest.

If an executive's employment terminates voluntarily without the Stock Plan Officer's or the Committee's consent or involuntarily (Columns B and C) (regardless of whether the termination is for cause or not for cause), all remaining unvested performance restricted stock are forfeited.

Performance restricted stock vests immediately upon a change in control (Column D), without regard to the executive's employment status. The definition of change in control under the performance restricted stock grants is similar to that used in the change in control agreements and in the other long-term incentive grants.

Unless otherwise decided by the Committee, all shares are forfeited upon termination due to a disability (Column E). Performance restricted shares vest immediately upon termination due to a participant's death (Column F).

Steel Pension Plan

Benefits under the Steel Pension Plan are payable on behalf of the executives under each of the termination of employment scenarios. Refer to the "Pension Benefits" section for a description of the Steel Pension Plan. Benefits under the Steel Pension Plan may be payable under the Non-Qualified Pension Plans to the extent they are limited by the qualified plan limitations established by the Internal Revenue Code.

If an executive is placed on involuntary layoff status as of December 31, 2007 (Column C), the executive will be eligible to remain on layoff for a period of up to two years. Having satisfied certain age and service requirements, each of the executives will be eligible to commence a Rule-of-70/80 early retirement option on December 31, 2008, after being on layoff for one year (unless they are given a reasonable offer of employment with the Corporation). The present value amounts shown for an involuntary termination not for cause (Column C) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff, the lower early-commencement charges, and a temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension.

If the employment of an executive is terminated due to a disability that qualifies as a permanent incapacity on December 31, 2007 (Column E), the executive will be eligible to commence a Permanent Incapacity early retirement option on May 31, 2008, which is five months after the qualifying disability. The present value amounts shown reflect enhanced benefits attributable to the additional age and continuous service accrued during the five-month period, the lower early-commencement charges, and a temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension or, if earlier, governmental disability benefits.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the survivor—typically his or her spouse—or, if there is no spouse, to the executive's estate. The present value amounts shown are equal to the higher of (i) the actuarial equivalent of the executive's pension benefit (excluding the survivor and surviving spouse's benefits) that would have been payable if the executive had retired on the date of death, or (ii) the value of the survivor and surviving spouse's benefits as defined in the Steel Pension Plan.

Non Tax-Qualified Pension Plan

Benefits from the Non Tax-Qualified Pension Plan are payable on behalf of the executives under each of the termination of employment scenarios other than a voluntary termination without consent or an involuntary termination for cause (Column B). Refer to the "Pension Benefits" section for a description of the Non Tax-Qualified Pension Plan. The present value amounts shown for the various termination scenarios vary based upon the total amount payable under the Steel Pension Plan before the application of the statutory limitations established by the Internal Revenue Code.

Supplemental Pension Program

Benefits from the Supplemental Pension Program are payable on behalf of the executives (except for Mr. Surma) under each of the termination of employment scenarios other than a voluntary termination without consent or an involuntary termination for cause (Column B), since the executives have at least 15 years of continuous service as of December 31, 2007. Refer to the "Pension Benefits" section for a description of the Supplemental Pension Program. See the paragraph below, "Letter Agreement," for a description of the letter agreement benefits payable to Mr. Surma that are related to the Supplemental Pension Program.

The present value amounts shown for an involuntary termination not for cause (Column C) and a disability (Column E) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff status and during the five-month period following the disability event, respectively.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the surviving spouse or, if there is no spouse, to the executive's estate. The present value amounts shown are equal to the actuarial equivalent of the executive's pension benefit (excluding the surviving spouse's benefits) that would have been payable with Corporation consent if the executive had retired on the date of death.

Supplemental Savings Program

The conditions for a payment of benefits under the Supplemental Savings Program include the attainment of five years of continuous service. Because all named executive officers already meet this condition, this benefit is payable under all termination scenarios.

Letter Agreement

Amounts are payable on behalf of Mr. Surma under his letter agreement under each of the termination of employment scenarios. See "Pension Benefits—Letter Agreement" for a description of Mr. Surma's letter agreement.

For Mr. Surma, the present value amounts shown for his letter agreement are attributable to the Corporation's recognition of (i) an allocated part of the 15 years of bonus service for purposes of benefit accrual under the Non Tax-Qualified Pension Plan and the Supplemental Pension Program, and (ii) 15 years of eligibility service for purposes of satisfying the 15-year service requirement for benefits under the Supplemental Pension Program. The present value of the amounts payable under the various termination scenarios pursuant to the terms of the letter agreement vary based upon the amounts payable under the above-referenced plans under these scenarios. The pension benefits, so calculated, will be paid by the Corporation to Mr. Surma in accordance with the formulas of the applicable plans upon his retirement or in the event of his death prior to his retirement, to his surviving spouse or, if there is no surviving spouse, to his estate.

Universal Life Insurance Protection

Except for Mr. Surma, the amounts shown under each of the termination scenarios other than in the case of death (Column F) represent the present value of the monthly premiums for coverage under the U. S. Steel Variable Universal Life Insurance program that will be paid by U. S. Steel for all months following the termination event until the executive reaches age 62. Since Mr. Surma does not satisfy the requirements for an immediate pension (i.e., age 60 with 15 years of service, or 30 years of service) as of December 31, 2007, universal life insurance premiums would be payable on his behalf for only a three-year period following a change in control. In the case of death (Column F), the values shown in the table represent the death benefit payable under the universal life insurance policy to the executive's named beneficiary or if there is no beneficiary, to his or her estate.

Active Medical Insurance

The amount shown for a change in control and termination (Column D) represents the cost of providing 36 months of active employee insurance coverage to the executive.

Supplemental Retirement Benefit

The supplemental retirement benefit represents the increase in retirement benefits to an executive in the event of a termination in connection with a change in control (Column D) and is paid pursuant to the change in control agreement (see "Termination Scenarios—Change in Control and Termination", above). The benefit is paid in a lump sum amount representing the difference between the present values of the Enhanced Pension Benefit and the Actual Pension Benefit:

  •
  "Enhanced Pension Benefit" is equal to the Actual Pension Benefit (see below) under the Steel Pension Plan, Non Tax-Qualified Pension Plan and Supplemental Pension Program sponsored or maintained by the Corporation, including employment agreements that provide non-qualified defined benefit supplements ("All Pension Plans") as of the date of termination of employment, plus the following enhancements:

    •
    Service—an additional three years are added to the executive's service for purposes of calculating the monthly normal retirement benefit payable at normal retirement age,

    •
    Final Average Pay—is based on the higher of (a) the executive's final average pay used in calculating Actual Pension Benefit or (b) final average pay using the executive's base salary in effect immediately prior to the Applicable Event (see definition under "Termination Scenarios—Change in Control and Termination", above) and, to the extent short-term incentive payment is considered in the calculation of pension benefits, the higher of (i) an executive's current target short-term incentive payment, or if higher, the executive's target short-term incentive payment immediately prior to the Applicable Event and (ii) the average of the executive's short-term incentive payments for the prior three years, or if higher, the three years prior to the Applicable Event,

    •
    Early Commencement Factors—an additional three years are added to age and service and, if the executive satisfies the Rule-of-65 or 70/80 retirement options under All Pension Plans using these additional three years, the executive is eligible to commence an immediate pension under such retirement option, and

    •
    Full Vesting—accrued benefits under All Pension Plans are deemed to be vested or, to the extent not vested, paid as an additional benefit.

  •
  "Actual Pension Benefit" equals the sum of the monthly pension benefits payable under All Pension Plans as of the date of termination of employment.

Outplacement Services

In the event of a termination in connection with a change in control (Column D), the change in control agreements provide for the payment of reasonable outplacement services (two year maximum) for all terminations following an Applicable Event.

Excise Tax Gross-Up

The severance agreements provide for a gross-up payment to cover Internal Revenue Code section 4999 excise taxes imposed on an executive as a result of the receipt of compensation under a change in control termination scenario (Column D). Absent a termination of employment, the gross-up payment for excise taxes will be made following the receipt of compensation that triggers an excise tax liability for the executive only if a 409A Change in Control (see the definition under "Termination Scenarios—Change in Control and Termination," above) occurs. A change in control that triggers the acceleration of long-term incentive awards by their terms could result in an excise tax liability for the executive. The severance agreements provide for the reimbursement of this liability by the Corporation, and this is the only benefit under these agreements that could be paid without a corresponding termination.

Section 16(a) Beneficial Ownership Reporting Compliance

No U. S. Steel director or officer or other person subject to Section 16 of the Securities Exchange Act of 1934 failed in 2007 to file on a timely basis any reports required by Section 16(a) of such act.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders

If you have consented to the delivery of only one set of proxy materials to multiple U. S. Steel shareholders who share your address, then only one proxy statement and only one annual report are being delivered to your household unless we have received contrary instructions from one or more of the shareholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement or the annual report to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or the annual report, you may call us toll-free at 1-866-804-1409 or you can request a copy via the Internet at www.MaterialRequest.com or you can write to U. S. Steel Shareholder Services, 15th Floor, 600 Grant Street, Pittsburgh, PA 15219-2800. If you request a copy of the proxy statement and annual report by telephone or Internet, have your proxy card available, as you will be required to provide the 11 digit number located on your proxy card in the box by the arrow. Shareholders sharing an address who now receive multiple copies of the proxy statement or the annual report may request delivery of a single copy by writing to us at the above address or by sending an email to shareholderservices@uss.com.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of our common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

Website

Our Corporate Governance Principles, Code of Ethical Business Conduct (which is applicable to all directors and employees, including the CEO and senior financial officers), Board committee charters, and annual and quarterly reports on Forms 10-K and 10-Q are available on our website, www.ussteel.com, and are also available in print to any shareholder who requests them. By referring to these documents we do not intend to incorporate the contents of the website into this document.

By order of the Board of Directors,

Craig D. Mallick

Secretary

March 14, 2008

V O T E B Y T E L E P H O N E
United States Steel Corporation c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230-1150	Please have your proxy card available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you.

V O T E B Y I N T E R N E T
Please have your proxy card available when you access the website www.cesvote.com and follow the simple directions that will be presented to you.

V O T E B Y M A I L
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone		Vote by Internet		Vote by Mail
Call toll free using a	OR	Access the website and	OR	Return your completed proxy
touch-tone telephone:		cast your vote:		card in the postage-paid
1-888-693-8683		www.cesvote.com		envelope provided

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Voting is open 24 hours a day, 7 days a week.

Your telephone or Internet vote must be received by 6:00 a.m. eastern time on April 29, 2008 in order to be counted in the final tabulation.

è

ê  If you vote by mail, please fold and detach card at perforation before mailing.  ê

UNITED STATES STEEL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF UNITED STATES STEEL CORPORATION.

The undersigned hereby appoint(s) John P. Surma and Seth E. Schofield, or either of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of United States Steel Corporation on April 29, 2008 and at any meeting resulting from an adjournment or postponement thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the proxy statement for such Meeting with respect to which the proxies are instructed to vote as indicated on the reverse side.

Signature(s)

Signature(s)

Dated	2008
Please sign exactly as your name appears hereon, including representative capacity where applicable. Joint owners should both sign.

PLEASE MARK (ON THE REVERSE), SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

UNITED STATES STEEL CORPORATION

2008 Annual Meeting of Stockholders

Attendance Card

You are invited to attend the Annual Meeting of Stockholders on April 29, 2008.  The Meeting will be held at the U.S. Steel Tower, 33rd Floor, 600 Grant Street, Pittsburgh, PA, 15219 at 10:00 AM Eastern Time.  Use of this attendance card is for our mutual convenience and your right to attend the Meeting without this attendance card is not affected upon presentation of identification.  Attached is your 2008 Proxy Card.

Craig D. Mallick

Secretary

For personal use of the named stockholders(s) – not transferable.

Please present this card at the registration desk upon arrival and please bring a photo ID for admission to the building.

é  If you plan to attend the Meeting, please fold and detach card at perforation.  é

ê  If you vote by mail, please fold and detach card at perforation before mailing.  ê

UNITED STATES STEEL CORPORATION						PROXY
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU GIVE BY MARKING IT. UNLESS OTHERWISE MARKED, THE NAMED PROXIES WILL VOTE FOR PROPOSALS 1 AND 2.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

Proposal 1. Election of Directors
Nominees:	(1) Richard A. Gephardt		(2) Glenda G. McNeal		(3) Patricia A. Tracey	(4) Graham B. Spanier
	☐	FOR all nominees		☐	WITHHOLD AUTHORITY
		(except as indicated)			to vote for ALL nominees

(To withhold authority to vote for any individual nominee strike out that nominee’s name.)

Proposal 2. Election of PricewaterhouseCoopers LLP as independent registered public accounting firm
☐		FOR ☐	AGAINST	☐	ABSTAIN

(CONTINUED, AND TO BE SIGNED AND DATED, ON THE OTHER SIDE.)

QuickLinks

Notice of Annual Meeting of Stockholders on April 29, 2008
Proxy Statement
Questions and Answers
The Board of Directors and its Committees
Compensation of Directors
Director Compensation
Communications from Security Holders and Interested Parties
Policy With Respect To Related Person Transactions
Proposals of the Board
Information Regarding the Independence of the Independent Registered Public Accounting Firm
Audit Committee Report
Security Ownership of Certain Beneficial Owners
Security Ownership of Directors and Executive Officers
Compensation & Organization Committee Report
Executive Compensation
Compensation Discussion & Analysis
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards At Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change in Control
Section 16(a) Beneficial Ownership Reporting Compliance
Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders
Solicitation Statement
Website